UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The TJX Companies, Inc.

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770 Cochituate Road

Framingham, Massachusetts 01701

April 26, 2018

Dear Fellow Shareholder:

We cordially invite you to attend our 2018 Annual Meeting on Tuesday, June 5, 2018, at 9:00 a.m. (local time), to be held at the Hilton Garden Inn Montreal Centre-Ville, 380 Sherbrooke St. West, Montreal, Quebec, H3A 0B1, Canada.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Please read the proxy statement and vote your shares. Your vote is important regardless of the number of shares you own. Instructions for online and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed pre-paid return envelope.

We hope that you will be able to join us on June 5th. Thank you for your support of TJX.

Sincerely,

Carol Meyrowitz Executive Chairman of the Board	Ernie Herrman Chief Executive Officer and President

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

June 5, 2018

The 2018 Annual Meeting of Shareholders of The TJX Companies, Inc. will be held at the Hilton Garden Inn Montreal Centre-Ville, 380 Sherbrooke St. West, Montreal, Quebec, H3A 0B1, Canada, on Tuesday, June 5, 2018, at 9:00 a.m. (local time) to vote on:

•	Election of the directors named in this proxy statement

•	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2019

•	Advisory approval of TJX’s executive compensation (the say-on-pay vote)

•	Shareholder proposal for a report on compensation disparities based on race, gender, or ethnicity

•	Shareholder proposal for amending TJX’s clawback policy

•	Shareholder proposal for a supply chain policy on prison labor

•	Any other business properly brought before the meeting

Shareholders of record at the close of business on April 9, 2018 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements of that meeting.

To attend the Annual Meeting, you must show that you were a TJX shareholder at the close of business on April 9, 2018 or hold a valid proxy for the Annual Meeting from such a shareholder. If you are not a shareholder of record but hold shares through a bank, broker, or other third party, you will need to bring proof of your beneficial ownership as of April 9, 2018, such as a brokerage account statement showing your ownership on that date or similar evidence of ownership. All shareholders will need to check in upon arrival and receive attendee badges for security purposes. Please allow additional time for these procedures.

By Order of the Board of Directors,

Alicia C. Kelly

Secretary

Framingham, Massachusetts

April 26, 2018

YOUR VOTE IS IMPORTANT. PLEASE VOTE ONE OF THE FOLLOWING WAYS:

BY MAIL	ONLINE	BY PHONE	IN PERSON
Sign and Return Proxy Card Follow instructions provided in proxy materials	at: www.envisionreports.com/TJX Follow instructions provided in proxy materials	call: 1-800-652-VOTE (8683) Follow instructions provided in proxy materials	Attend Annual Meeting Complete and sign ballot to cast your vote at meeting

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PROXY OVERVIEW

FISCAL 2018 BUSINESS REVIEW

Financial Results/ Business Execution	Shareholder Value Creation	Business/Strategic Results

•  Over $35 billion net sales, an increase of 8% over fiscal 2017

•  Comparable store sales[1] increased 2% over a strong 5% in fiscal 2017

•  Surpassed $5 billion in net sales at HomeGoods, our U.S. home division

•  7.4% total shareholder return

•  Returned $2.4 billion to shareholders through our share repurchase and dividend programs

•  Increased dividend by 20% during fiscal 2018; announced plan to increase an additional 25% in fiscal 2019

•  $49.3 billion market cap at fiscal year-end

• Opened our 4,000th store, with 4,070 total stores at fiscal year-end • More than 250 stores opened during fiscal 2018 • Launched a second home store concept in the U.S., Homesense
[1]	Comparable store sales are defined in Appendix A.

During fiscal 2018, The TJX Companies, Inc. (TJX, the company, or we) solidly executed our business plan and growth strategies, increasing comparable store sales, driven by customer traffic, and growing our store base globally while maintaining focus on driving profitable sales, reinvesting in the business, managing expenses, and returning value to shareholders. At the beginning of fiscal 2019, we announced plans to continue our growth and reinvestment initiatives, including driving comparable store sales and customer traffic gains, increasing our long-term store growth potential for some of our chains, and, in light of U.S. tax law changes, planning a more substantial share buyback program and increase in our quarterly dividends and additional investments in our Associates and our communities. Fiscal 2018 was a 53-week year; fiscal 2017 was a 52-week year.

FISCAL 2018 SHAREHOLDER OUTREACH AND GOVERNANCE HIGHLIGHTS

Compensation Program Outreach. During fiscal 2018, in response to our most recent say-on-pay vote, the Executive Compensation Committee of our Board led an extensive outreach initiative focused on our executive compensation program to better understand the concerns and perspectives of our broad shareholder base. The resulting changes we made to our fiscal 2019 executive compensation program are presented in our Compensation Discussion & Analysis section (CD&A) along with the discussion of our fiscal 2018 program and results.

Governance Update: Proxy Access. In February 2018, we amended our by-laws to implement proxy access to provide that one or more shareholders (up to 20, collectively), owning at least 3% of TJX’s outstanding common stock continuously for at least three years, may nominate for election to the Board and include in TJX’s proxy materials up to the greater of two individuals or 20% of the Board, subject to the provisions in our by-laws. We also continued to discuss and engage on issues of interest to our shareholders throughout the year.

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VOTING ITEMS FOR 2018 ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of The TJX Companies, Inc. (TJX or the company) is sending this proxy statement to you as a shareholder of TJX, to solicit your proxy for the 2018 Annual Meeting on June 5, 2018 to vote on the following items:

•	Election of the directors named in this proxy statement (see p. 15)

•	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2019 (see p. 61)

•	Advisory approval of TJX’s executive compensation (the say-on-pay vote) (see p. 61)

•	Three shareholder proposals, if properly presented (see proposals starting on p. 62)

HOW TO VOTE YOUR SHARES

If you owned TJX common stock at the close of business on April 9, 2018, the record date for our 2018 Annual Meeting, you are entitled to vote at the meeting. Each of the 626,927,947 shares of common stock outstanding on the record date is entitled to one vote.

•	If you are a shareholder of record (meaning you hold TJX shares registered in your name), please follow the instructions on the enclosed proxy card to indicate how you would like to vote. You may vote online or by telephone, using the toll-free telephone number provided, or you may sign and return the proxy card by mail. You can change or revoke your proxy at any time before it is voted at the meeting by voting later online or by telephone, returning a later-dated proxy card by mail, or delivering a written revocation to the Secretary of TJX at our corporate offices at 770 Cochituate Road, Framingham, Massachusetts 01701.

•	If you are a street name holder (meaning you own TJX shares through a bank, broker, or other third party), please follow the instructions on the voting instruction card you received with this proxy statement to have your shares voted and, if needed, to change or revoke your selections (or contact your bank, broker, or other third party holder for instructions). You also should have a choice of methods to vote your shares and to change or revoke your voting instructions before the meeting.

With proper documentation, you may also vote in person at the meeting. Please see Voting Requirements and Practices on p. 69 for more information.

This proxy statement, the proxy card, and the Annual Report to Shareholders for our fiscal year ended February 3, 2018 (fiscal 2018) are being first mailed to shareholders on or about the date of the notice of meeting, April 26, 2018.

OTHER INFORMATION

Please note below other topics included in this proxy statement that may be of interest. This list does not cover all information included in this proxy statement that you should consider. You should review the entire proxy statement carefully before voting your shares.

• Board Responsibilities (see p. 3)	• Compensation Discussion and Analysis (see p. 21)

• Board Service at TJX (see p. 5)	• Corporate Responsibility (see p. 12)

• Board Committees and Meetings (see p. 8)	• Communicating with Our Board (see p. 12)

• Nominees and Their Qualifications (see p. 15)	• Voting Requirements and Practices (see p. 69)

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 5, 2018: THIS PROXY STATEMENT AND ANNUAL REPORT AND FORM 10-K FOR FISCAL 2018 ARE AVAILABLE AT HTTP://WWW.ENVISIONREPORTS.COM/TJX

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CORPORATE GOVERNANCE

Integrity has always been a core tenet of TJX. We seek to perform with the highest standards of ethical conduct and in compliance with all laws and regulations that relate to our businesses. Our core Board practices and policies are reflected in our Corporate Governance Principles and Director Code of Business Conduct and Ethics. Our Board also maintains written charters for each of our Board committees, discussed further below.

BOARD RESPONSIBILITIES

Our Board of Directors is responsible for overseeing the business and affairs of the company, and, as part of this responsibility, for regularly monitoring the effectiveness of management’s implementation of strategy, policies, and decisions. The Board, with management, also believes that the interests of our shareholders are enhanced by responsibly considering the interests of our customers, Associates, suppliers, service providers, and communities where we operate.

During the year, our Board reviews with management our strategies, including our plans to drive profitable sales and increase market share, while reinvesting in the business and managing expenses. The Board also oversees management succession planning and has oversight responsibility for our enterprise risk management, discussed below. In addition, as discussed further below, the Board considers Board succession planning and composition.

RISK OVERSIGHT

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to TJX. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to TJX. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular communications with the full Board. The committees escalate risks to the full Board as they determine to be appropriate. In general terms:

•	The Board reviews strategic, financial, and execution risks and exposures associated with the annual plan and multi-year plans; any major litigation and other matters that may present material risk to our operations, plans, prospects, or reputation (including those related to human capital management, supply chain, and environmental sustainability); significant acquisitions and divestitures; and senior management succession planning. The Board receives regular reports from our Chief Risk and Compliance Officer.

•	The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with orders, data security, and cybersecurity, and helps oversee management’s processes to identify the material risks that we face as a company, including through our enterprise risk management program. The Audit Committee receives regular reports from our Chief Risk and Compliance Officer.

•	The Corporate Governance Committee reviews risks related to Board and CEO evaluations, management succession, and Board composition.

•	The Executive Compensation Committee (ECC) reviews risks related to executive compensation and the design of our compensation programs, plans, and arrangements.

•	The Finance Committee reviews risks related to financing plans, investment policies, capital structure and liquidity; tax strategies; foreign currency exchange and commodity hedging policies; insurance programs; and investment performance, asset allocation strategies, and funding of our pension and retirement benefit plans.

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LEADERSHIP STRUCTURE

Our Board has separated the role of CEO and Chairman. Carol Meyrowitz has served as Chairman of the Board since June 2016 and as Executive Chairman since the beginning of fiscal 2017 when Ernie Herrman succeeded her as Chief Executive Officer. Ms. Meyrowitz has wide-ranging, in-depth knowledge of our business arising from her many years of service to TJX. As Executive Chairman, she has provided, and is expected to continue to provide, effective leadership to the Board as well as support for management as an active and integral member of the executive team.

As provided in our Corporate Governance Principles, because our current Chairman is not independent, our independent directors have elected an independent Lead Director, John F. O’Brien, to serve as a liaison between the independent directors, the Executive Chairman, and management. As Lead Director, Mr. O’Brien provides independence in TJX’s Board leadership through his review and approval of Board meeting agendas, his participation in management business review meetings, and his leadership of the independent directors. His role is described further below.

The Board believes that the separate roles of Chairman, Chief Executive Officer, and Lead Director are in the best interests of TJX and its shareholders.

Independent Lead Director Role
• Meet at least quarterly with our Chief Executive Officer and Executive Chairman, and with other senior officers as necessary;
• Generally attend regular management business review meetings;
• Schedule meetings of the independent directors;
• Preside at meetings of the Board in absence of the Executive Chairman, including meetings of the independent directors;
• Approve Board meeting schedules and agendas;
• Attend the meetings of each Board committee; and
• Undertake other responsibilities designated by the independent directors, or as otherwise considered appropriate.

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BOARD SERVICE AT TJX

Board Independence

As provided in our Corporate Governance Principles, at least two-thirds of the members of our Board should be independent directors. An independent director is one who the Board has affirmatively determined has no material relationship with TJX (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company). To assist it in making its independence determination, the Board has adopted categorical independence standards in our Corporate Governance Principles that are based on the independence standards required by the New York Stock Exchange (NYSE) for its listed companies. As part of the Board’s annual review of director independence, the Board considers the Corporate Governance Committee’s independence assessment and recommendation and reviews any transactions and relationships between each director or any member of his or her immediate family and TJX, in accordance with our Corporate Governance Principles (see Transactions with Related Persons, p. 13). To the extent there were any such relationships or transactions, the Board considers whether they are inconsistent with a determination that the director is independent.

As a result of this review, our Board unanimously determined that 9 directors of our current 11-member Board are independent: Zein Abdalla, José B. Alvarez, Alan M. Bennett, David T. Ching, Michael F. Hines, Amy B. Lane, Jackwyn L. Nemerov, John F. O’Brien, and Willow B. Shire. None of these directors had any relationship with TJX that implicated our categorical standards of independence. Carol Meyrowitz, as Executive Chairman, and Ernie Herrman, as Chief Executive Officer and President, are executive officers of TJX and are therefore not independent.

Board Diversity

As a global company with approximately 249,000 Associates at our fiscal year-end, we consider diversity among our Associates, customers, vendors, and other business associates to be part of who we are and core to our culture. At the Board level and throughout our organization, we strive to promote the benefits of leveraging differences, fostering inclusion, and promoting a talented and diverse workforce. We seek to have a Board that represents diversity as to experience, gender, and ethnicity/race and that reflects a range of talents, ages, skills, viewpoints, professional experiences, and educational backgrounds to provide sound, expert, and prudent guidance on our operations, strategy, and interests.

The Corporate Governance Committee does not have a formal diversity policy that is applied when evaluating the suitability of individual Board nominees, but takes diversity, including geographic, gender, age, ethnic, and racial diversity, into account among the many factors it considers. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending a group that the Committee believes can best continue the success of our business and represent shareholder interests through the exercise of sound judgment using its collective

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diversity of experience. The Committee considers whether candidates have a general understanding of disciplines relevant to the success of a large, global, and complex publicly traded company in today’s business environment; understanding of our business and industry; professional background and leadership experience; experience on the boards of other large publicly traded companies; and personal accomplishments.

We value the many kinds of diversity reflected in our Board and nominees.

Board Composition

Board Assessment

The Board believes it is important to have highly engaged directors and that the Board’s composition be aligned with the changing needs of the company for current and future business environments. We have a regular, comprehensive review process for evaluating the performance and composition of our Board. Our Corporate Governance Committee oversees the annual performance evaluation of the Board as a whole, our Chairman, our independent Lead Director, and each of our individual directors.

Currently, our process, which we review annually through the Corporate Governance Committee, includes both self-assessments and peer review of individual directors and of the Board overall, including an assessment of skills and overall effectiveness, and a consideration of the current and future needs of the Board. In addition, each of our independent committees conducts an annual self-assessment of the committee and the chair, with a process overseen by the Corporate Governance Committee.

Director Qualifications and Nominations

The Corporate Governance Committee recommends to the Board individuals to be director nominees who, in the opinion of the Committee, have high personal and professional ethics, integrity, and values; have demonstrated ability and judgment; and will be committed to collectively serving the long-term best interests of our shareholders. The Corporate Governance Committee considers a range of factors when considering individual candidates. These factors include professional experience, particularly in light of our business and current needs for the Board, independence, and geographic, gender, age, ethnic, and racial diversity (discussed above). The Committee seeks nominees who have established strong professional reputations with experience in substantive areas that are important to our business, such as:

• international operations and growth; • marketing and brand management; • sales, buying, and distribution; • accounting, finance, and capital structure; • succession planning;	• strategic planning and leadership of complex organizations; • human resources and talent development practices; • risk oversight; • strategy, growth, and innovation.

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Finding Candidates. The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by shareholders, includes actively seeking to identify qualified individuals by various means that may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of finance or other industries; considering recommendations from a range of sources, such as the Board of Directors, management or other Associates, shareholders, and industry contacts; and engaging a third-party search firm to expand our search and assist in compiling information about possible candidates.

The Corporate Governance Committee has a policy for shareholder recommendations of candidates for director nominees, which is available on our website. Any shareholder may submit, in writing, one candidate for consideration for each shareholder meeting at which directors are to be elected. Shareholders wishing to recommend a candidate must submit the recommendation by a date not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Recommendations should be sent to the Secretary of TJX:

Office of the Secretary/ Legal Department

The TJX Companies, Inc.

770 Cochituate Road

Framingham, Massachusetts 01701

As described in the policy, a recommendation must provide specified information about, certifications from, and consents and agreements of, the candidate. The Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders in the same manner as candidates from other sources. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Majority Voting

Our by-laws provide for the election of directors in an uncontested election by a majority of the shares properly cast at the meeting. Our Corporate Governance Principles require any incumbent nominee for director to provide an irrevocable contingent resignation to the Secretary of TJX at least 14 days in advance of the distribution date for proxy solicitation materials for the shareholder meeting at which such director is expected to be nominated to stand for election. This resignation would be effective only if (a) the director fails to receive the requisite majority vote in an uncontested election and (b) the Board accepts the resignation. Our Corporate Governance Principles provide procedures for the consideration of this kind of resignation by the Board. Within 90 days of the date of the annual meeting of shareholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its shareholders and will take what it deems to be appropriate action, which may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying shareholder vote.

Board Service Policies

Under our Corporate Governance Principles, directors who are CEOs of public companies should not serve on more than two boards of public companies besides their own, and no director should serve on more than five boards of public companies, including the TJX Board. Under our Audit Committee Charter, members of the Audit Committee should not serve on the audit committee of more than two other public companies. When a director’s principal occupation or business association changes during his or her tenure as a director, our Corporate Governance Principles provide that the director is required to tender his or her resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.

Stock Ownership Guidelines for Directors. Our Corporate Governance Principles provide that a non-employee director is expected to attain stock ownership with a fair market value equal to at least five times the annual retainer paid to the director within five years of initial election to the Board. New board members are also expected to acquire at least $10,000 of our common stock outright upon joining the Board. As described further in the CD&A, our executive officers are also subject to stock ownership guidelines. As of April 9, 2018, all of our directors and executive officers were in compliance with our ownership guidelines.

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Board Attendance. During fiscal 2018, our Board met six times. The independent directors also met separately at regularly scheduled executive sessions. It is our policy, included in our Corporate Governance Principles, that all directors standing for reelection are expected to attend the annual meeting of shareholders. All directors who stood for reelection at the 2017 Annual Meeting were in attendance.

BOARD COMMITTEES AND MEETINGS

The Board of Directors has five standing committees: Audit, Corporate Governance, Executive Compensation, Finance, and an Executive Committee, each described in more detail below. All members of the Audit, Corporate Governance, Executive Compensation, and Finance Committees are non-employee directors and meet the independence standards adopted by the Board in compliance with NYSE listing standards for that committee. The Executive Committee includes our Executive Chairman who is not independent. While each committee has specific, designated responsibilities, each committee may act on behalf of the entire Board to the extent designated by the respective charter or otherwise by the Board. The Corporate Governance Committee annually reviews and makes recommendations on the composition of our standing committees.

Our committees regularly invite other Board members to join their meetings and, as necessary, otherwise report on their activities to the entire Board. The table below provides information about membership and meetings of these committees during fiscal 2018:

Name	Audit	Corporate Governance	Executive Compensation	Finance	Executive

Zein Abdalla		+		+

José B. Alvarez[1]	+		+

Alan M. Bennett			*	+

David T. Ching	+	+

Ernie Herrman

Michael F. Hines	*			+

Amy B. Lane	+			*	+

Carol Meyrowitz					*

Jackwyn L. Nemerov			+

John F. O’Brien					+

Willow B. Shire		*	+

Number of meetings during fiscal 2018	12	4	8	4	—

*	Committee Chairman

[1]	Mr. Alvarez is not standing for election at the 2018 Annual Meeting.

Each director attended at least 75% of all meetings of the Board and committees of which he or she was then a member.

AUDIT COMMITTEE

Mr. Hines, Chairman; Mr. Alvarez; Mr. Ching; Ms. Lane

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm retained to audit the company’s financial statements and oversight of the financial reporting process. The Audit Committee’s responsibilities include, among other things:

•	reviewing and discussing with management, internal auditors, and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

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•	monitoring our system of internal financial controls and accounting practices;

•	overseeing the audit process, including the annual audit;

•	overseeing our compliance and ethics programs;

•	establishing and maintaining procedures for receipt, retention, and treatment of complaints, including the confidential and anonymous submission of complaints by employees, regarding accounting, internal accounting controls, or auditing matters;

•	selecting, retaining, negotiating, and approving the compensation of, overseeing, and if necessary, replacing, the independent registered public accounting firm;

•	pre-approving all work by the independent registered public accounting firm; and

•	other matters as the Board considers appropriate.

As part of these responsibilities, in addition to assuring the regular rotation of the lead partner of the independent auditor, as required by law, the Audit Committee, including its Chairman, is involved in the selection of, and reviews and evaluates the performance of, the independent auditor, including the lead audit partner, and further considers whether there should be regular rotation of the audit function among firms. Please see the Audit Committee charter, available on our website, tjx.com, for further details.

CORPORATE GOVERNANCE COMMITTEE

Ms. Shire, Chairman; Mr. Abdalla; Mr. Ching

The Corporate Governance Committee’s responsibilities include, among other things:

•	recommending director nominees to the Board;

•	developing, recommending to the Board, and reviewing corporate governance principles;

•	in concert with the Board, reviewing our policies with respect to significant issues of corporate social and public responsibility, including political contributions and activities, environmental and sustainability activities, and charitable giving;

•	reviewing practices and policies with respect to directors and the structure and frequency of Board meetings;

•	reviewing the functions, duties, and composition of the committees of the Board and compensation for Board and committee members;

•	recommending processes for the annual evaluations of the performance of the Board, each individual director, the Chairman, the independent Lead Director, and each committee and its chair;

•	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

Please see the Corporate Governance Committee charter, available on our website, tjx.com, for further details.

EXECUTIVE COMPENSATION COMMITTEE

Mr. Bennett, Chairman; Mr. Alvarez; Ms. Nemerov; Ms. Shire

The ECC’s responsibilities include, among other things:

•	reviewing and approving the structure and philosophy of compensation of the Chief Executive Officer, other executive officers, and senior Associates;

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•	approving the compensation and benefits, including awards of stock options, bonuses, and other awards and incentives, of our executive officers and other Associates in those categories as are from time to time identified by the ECC;

•	determining the compensation of the Chief Executive Officer, including awards of stock options, bonuses, and other awards and incentives, based on the evaluation by the Corporate Governance Committee of the performance of the Chief Executive Officer and such other factors as the ECC deems relevant;

•	determining the performance goals and performance criteria under our incentive plans;

•	approving the terms of employment of our executive officers, including employment and other agreements with such officers;

•	overseeing the administration of our incentive plans and other compensatory plans and funding arrangements; and

•	reviewing and undertaking other matters that the Board or the ECC deems appropriate, such as the review of our succession plan for the Chief Executive Officer and other executive officers.

Pursuant to its charter, the ECC may delegate its authority to a subcommittee or to such other person that the ECC determines is appropriate and is permitted by applicable law, regulations, and listing standards.

The ECC also reviews our compensation policies and practices for our Associates to determine whether they give rise to risks that are reasonably likely to have a material adverse effect on the company. See Compensation Program Risk Assessment, below.

Please see the ECC charter, available on our website, tjx.com, for further details.

FINANCE COMMITTEE

Ms. Lane, Chairman; Mr. Abdalla; Mr. Bennett; Mr. Hines

The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee’s responsibilities include, among other things:

•	reviewing and making recommendations to the Board with respect to our financing plans and strategies; financial condition; capital structure; tax strategies, liabilities, and payments; dividends; stock repurchase programs; and insurance programs;

•	approving our cash investment policies, foreign exchange risk management policies, commodity hedging policies, capital investment criteria, and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and

•	reviewing investment policies as well as the performance and actuarial status of our pension and other retirement benefit plans.

Please see the Finance Committee charter, available on our website, tjx.com, for further details.

EXECUTIVE COMMITTEE

Ms. Meyrowitz, Chairman; Ms. Lane; Mr. O’Brien

The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.

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COMPENSATION PROGRAM RISK ASSESSMENT

As part of our regular enterprise risk assessment process overseen by the Board and described above, we review the risks associated with our compensation plans and arrangements. In fiscal 2018, the ECC reviewed TJX’s Associate compensation policies and practices and determined that they do not give rise to risks that are reasonably likely to have a material adverse effect on TJX. The ECC’s assessment considered what risks could be created or encouraged by our executive and broad-based compensation plans and arrangements worldwide; how those potential risks are monitored, mitigated, and managed; and whether those potential risks are reasonably likely to have a material adverse effect on TJX.

The assessment was led by our Chief Risk and Compliance Officer, whose responsibilities include leadership of our enterprise risk management process, and included consultation with and input from, among others, executive officers, senior human resources and financial executives, the ECC’s independent compensation consultant, and internal and external legal counsel. The assessment considered, among other things, factors intended to mitigate risk at TJX, including:

• Board and committee oversight; • the ECC’s use of an independent compensation consultant; • compensation mix, caps on payouts, and emphasis on objective performance-based pay;	• market checks; • Associate communications and training; and • company policies, internal controls, and risk management initiatives.

The assessment also considered the balance of potential risks and rewards related to our compensation programs and the role of those programs in implementing our corporate strategy.

CODES OF CONDUCT AND ETHICS AND OTHER POLICIES

Global Code of Conduct for Associates. We have a Global Code of Conduct for our Associates that sets out our expectations that Associates conduct business with honesty and integrity and treat others with dignity and respect. Our Global Code of Conduct prohibits harassment, discrimination, and retaliation and addresses professional conduct, including employment policies, ethical business dealings, conflicts of interest, confidentiality, intellectual property rights, and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. We have a Code of Conduct helpline to allow Associates to voice their concerns. We also have procedures for Associates to report complaints regarding accounting and auditing matters, which are available on our website, tjx.com.

Code of Ethics for TJX Executives and Director Code of Business Conduct and Ethics. As noted above, we have a Director Code of Business Conduct and Ethics that is designed to promote honest and ethical conduct; compliance with applicable laws, rules, and regulations; and the avoidance of conflicts of interest for our Board members. We also have a Code of Ethics for TJX Executives governing our Executive Chairman, Chief Executive Officer and President, Chief Financial Officer, and other senior operating, financial, and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives and the Director Code of Business Conduct and Ethics, as required, within four business days of the waiver or amendment through a posting on our website or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

ONLINE AVAILABILITY OF INFORMATION

Our Corporate Governance Principles, Global Code of Conduct, Code of Ethics for TJX Executives, Director Code of Business Conduct and Ethics, and charters for our Audit, Corporate Governance, Executive, Executive Compensation, and Finance Committees are available on our website, tjx.com, in the Investors section under Governance: Governance Documents. Information appearing on tjx.com is not a part of, and is not incorporated by reference in, this proxy statement.

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CORPORATE RESPONSIBILITY

For more than 40 years, TJX has been focused on delivering great value to our customers through the combination of brand, fashion, price, and quality. At the same time, we are committed to our corporate responsibility mission of bringing value to our many important stakeholders—our Associates, customers, communities, vendors, and shareholders.

With our long-held principles of respect, honesty, and integrity, central to our efforts, our Corporate Responsibility program has evolved over time and has reflected our ‘smart for business, good for the world’ thinking. We categorize our global corporate responsibility efforts under four strategic pillars:

•	Our Workplace, which reflects our commitment to our Associates worldwide, including fostering a diverse and inclusive work environment and creating opportunities through training and development. We are committed to creating a workplace where all Associates feel welcomed at the company, valued for their contributions, and fully engaged with our business.

•	Our Communities, which focuses on our mission to help vulnerable families and children access the resources and opportunities they need to build a better future. Through charitable giving, volunteer efforts, community partnerships, and in-store fundraising, we seek to support organizations that provide basic needs for those in poverty, education and training for at-risk young people, research and care for life-threatening illnesses, and safety from domestic violence.

•	Environmental Sustainability, which reflects our longstanding commitment to pursue initiatives that are smart for our business and good for the environment. We have continually focused on meaningful initiatives that are aligned with our business goals to help reduce our environmental impact, drive operational cost reductions, and demonstrate our ongoing commitment to environmental sustainability. Key initiatives include increasing energy efficiency, reducing fuel usage, recycling and waste management, and greener building designs. We remain focused on reducing our carbon footprint and are driving towards the achievement of our greenhouse gas emissions reduction target. We are pleased to report we remain on track to meet our 2020 GHG reduction target, established in 2014, and we have begun the process of considering options for our next quantitative emissions reduction goal.

•	Responsible Business, which reflects our commitment to operating responsibly, sourcing ethically, and ensuring strong corporate governance and compliance. We believe that operating our business responsibly and ethically positions us to address the interests of our stakeholders while also creating long-term value for our shareholders.

We remain focused on continuously enhancing our programs and making a positive, sustainable impact on the world in which we live and conduct our business. To learn more about our evolving efforts, please visit the Responsibility section of our website at tjx.com/responsibility.

COMMUNICATING WITH OUR BOARD

We are interested in hearing from our shareholders and communicate regularly with shareholders throughout the year. Security holders and other interested parties may communicate directly with our Board, the non-management directors or the independent directors as a group, the Lead Director, or any other specified individual director or directors.

To contact us, address your correspondence to the individual or group you would like to reach and send it to us, c/o Office of the Secretary/Legal Department:

The TJX Companies, Inc.

770 Cochituate Road

Framingham, Massachusetts 01701

The Secretary will forward these communications to the relevant group or individual. Shareholders and others can communicate complaints regarding accounting, internal accounting controls, or auditing matters by writing to the

12    The TJX Companies, Inc.

Audit Committee, c/o Corporate Internal Audit Director, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701.

TRANSACTIONS WITH RELATED PERSONS

Under its charter, the Corporate Governance Committee is responsible for reviewing and approving or ratifying any transaction in which, in addition to TJX, any of our directors, director nominees, executive officers (or their immediate family members), or any greater than 5% shareholders (or their immediate family members) is a participant and has a direct or indirect material interest, as provided under SEC rules. In the course of reviewing potential related person transactions, the Corporate Governance Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates, or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside, or disinterested director or committee member; and any other factors the Corporate Governance Committee may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee. During fiscal 2018, a sister-in-law of Mr. Sherr and a daughter of Ms. Meyrowitz were employed by TJX. They received compensation from us for fiscal 2018 and the beginning of fiscal 2019 totaling approximately $281,720 and $133,920, respectively, consistent with other Associates at their levels and responsibilities. They also participated in company benefit plans generally available to similarly situated Associates. As described below in Beneficial Ownership, The Vanguard Group, Inc. reported that it was the beneficial owner of more than 5% of TJX’s outstanding common stock. TJX expects to pay The Vanguard Group, Inc. and its affiliates approximately $1,885,420 for services primarily provided during fiscal 2018 and the first quarter of fiscal 2019 in connection with TJX’s retirement savings plans (including recordkeeping, trustee, and related services). Our Corporate Governance Committee discussed and approved or ratified these transactions, consistent with our review process described above.

AUDIT COMMITTEE REPORT

The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the NYSE and TJX’s Corporate Governance Principles. Further, the Board has determined that two of our members (Mr. Hines and Ms. Lane) are audit committee financial experts as defined by the rules of the SEC.

We met 12 times during fiscal 2018, including 4 meetings held with TJX’s Chief Financial Officer, Corporate Controller, Corporate Internal Audit and PricewaterhouseCoopers LLP, or PwC, TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements. Management has the responsibility for the preparation of TJX’s financial statements, and PwC has the responsibility for the audit of those statements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We reviewed and discussed the audited financial statements of TJX as of and for fiscal 2018 with management and PwC. We received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors, and PwC TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget, and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope and audit results.

We reviewed and discussed with PwC communications required by the Standards of the PCAOB (United States), as described in PCAOB Auditing Standard 1301, “Communication with Audit Committees,” and, with and without

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management present, discussed and reviewed the results of PwC’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations with and without management present.

Based on these reviews and discussions with management and PwC, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2018 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for fiscal 2019, subject to ratification by TJX’s shareholders.

Audit Committee

Michael F. Hines, Chairman

José B. Alvarez

David T. Ching

Amy B. Lane

AUDITOR FEES

The aggregate fees that TJX was billed for professional services rendered by PwC for fiscal 2018 and fiscal 2017 were:

(In thousands)	2018	2017

Audit	$8,730	$8,262

Audit Related	476	790

Tax	871	840

All Other	66	55

Total	$10,143	$9,947

•	Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements including financial statement schedules and statutory and subsidiary audits, review of documents filed with the SEC, review of and opinions on the effectiveness of internal control over financial reporting, and, in fiscal 2017, providing a comfort letter in connection with TJX’s issuance of notes.

•	Audit related fees were for consultations concerning financial accounting and reporting standards and employee benefit plan and medical claims audits.

•	Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax services for employee benefit plans, transfer pricing and requests for rulings and technical advice from tax authorities.

•	All other fees were primarily for services related to our environmental sustainability program.

The Audit Committee is responsible for the audit fee negotiations associated with the company’s retention of PwC. The Audit Committee pre-approves all audit services and all permitted non-audit services by PwC, including engagement fees and terms. The Audit Committee has delegated the authority to take such action between meetings to the Audit Committee chairman, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit TJX from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to audit, broker-dealer, investment adviser, or investment banking services, or human resource consulting. In addition, the Audit Committee evaluates whether TJX’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. The Audit Committee concluded that PwC’s provision of non-audit services, which were approved in advance, was compatible with their independence.

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PROPOSAL 1: ELECTION OF DIRECTORS

Nominees and Their Qualifications

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2019 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Our nominees have held senior executive positions in large, complex organizations, and in these positions have gained experience in core management skills and substantive areas relevant to our business. We believe that all our nominees possess the professional and personal qualifications necessary for board service. All of our nominees were previously elected to the Board by our shareholders.

Please see the Board Service at TJX section, above, for additional information about director qualifications and how we assess our nominees and think about Board composition. In addition, we have highlighted qualifications for each director in the individual biographies below.

Our Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

Zein Abdalla, 59 Director since 2012

Mr. Abdalla was the President of PepsiCo, Inc., a leading global food, snack, and beverage company, from September 2012 through his retirement in December 2014, prior to which he served as CEO of PepsiCo Europe, a division of PepsiCo, starting in November 2009 and as President, PepsiCo Europe Region starting in January 2006. Mr. Abdalla previously held a variety of senior positions at PepsiCo since he joined that company in 1995, including as General Manager of PepsiCo’s European Beverage Business, General Manager of Tropicana Europe, and Franchise Vice President for Pakistan and the Gulf region.

Mr. Abdalla is also a director of Cognizant Technology Solutions Corporation.

Mr. Abdalla’s executive experience with a large global company has given him expertise in corporate management, including in emerging markets, operations, brand management, distribution, and global strategy.

Alan M. Bennett, 67 Director since 2007

Mr. Bennett served as the President and Chief Executive Officer of H&R Block, Inc., a tax services provider, from July 2010 until his retirement in May 2011 and was previously Interim Chief Executive Officer from November 2007 through August 2008. He was Senior Vice President and Chief Financial Officer and a Member of the Office of the Chairman of Aetna Inc., a diversified healthcare benefits company, from 2001 to 2007, and previously held other senior financial management positions at Aetna after joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP).

Mr. Bennett is also a director of Halliburton Company and Fluor Corporation.

Mr. Bennett’s senior leadership roles in two significant financial businesses provide him with executive experience in managing very large businesses and change management as well as financial expertise including financial management, taxes, accounting, controls, finance, and financial reporting.

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David T. Ching, 65 Director since 2007

Mr. Ching was Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, from 1994 to January 2013 and has consulted through DTC Associates LLC, focusing on management consulting and technology services, since 2013. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industry. He also worked for Lucky Stores Inc., a subsidiary of American Stores Company from 1979 to 1993, including serving as the Senior Vice President of Information Systems.

Mr. Ching’s strong technological experience and related management positions in the retail industry provide him expertise including in information systems, information security and controls, technology implementation and operation, reporting, and distribution in the retail industry.

Ernie Herrman, 57 Director since 2015

Mr. Herrman has been Chief Executive Officer of TJX since January 2016, a director since October 2015, and President since January 2011. He served as Senior Executive Vice President, Group President from August 2008 to January 2011, with responsibilities for Marmaxx, HomeGoods, and TJX Canada; President of Marmaxx from 2005 to 2008; and Senior Executive Vice President, Chief Operating Officer of Marmaxx from 2004 to 2005. From 1989 to 2004, he held various merchandising positions with TJX.

As Chief Executive Officer and President of TJX, and through the many other positions Mr. Herrman has held with the Company, Mr. Herrman has a deep understanding of TJX and broad experience in all aspects of off-price retail, including merchandising, management, leadership development, strategy, international operations, marketing, real estate, buying, and distribution.

Michael F. Hines, 62 Director since 2007

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP.

Mr. Hines is also a director of GNC Holdings, Inc. and Dunkin’ Brands Group, Inc.

Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry including accounting, controls, financial reporting, tax, finance, risk management, and financial management.

16    The TJX Companies, Inc.

Amy B. Lane, 65 Director since 2005

Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit.

Ms. Lane is also a director of GNC Holdings, Inc., NextEra Energy, Inc., and a member of the board of trustees of Urban Edge Properties.

Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions, and divestitures in that industry as well as management, leadership, and strategy.

Carol Meyrowitz, 64 Director since 2006

Ms. Meyrowitz has been Executive Chairman of the Board since January 2016 and a director since September 2006. She served as Chairman of the Board from June 2015 to January 2016 and as Chief Executive Officer of TJX from January 2007 to January 2016. In previous roles, Ms. Meyrowitz served as President of TJX from October 2005 to January 2011, Senior Executive Vice President of TJX from 2004 until January 2005, Executive Vice President of TJX from 2001 to 2004, and President of Marmaxx from 2001 to January 2005. From January 2005 until October 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners LLC, a private equity firm. From 1983 to 2001, Ms. Meyrowitz held various senior management and merchandising positions with Marmaxx and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX.

Ms. Meyrowitz was also a director of Staples, Inc. from 2007 to 2017.

As Executive Chairman of the Board of TJX, and through the many other positions Ms. Meyrowitz has held with TJX, Ms. Meyrowitz has a deep understanding of TJX and broad experience in all aspects of off-price retail, including innovation, strategy, buying, distribution, marketing, real estate, finance and accounting, and international operations.

Jackwyn L. Nemerov, 66 Director since 2016

Ms. Nemerov was the President and Chief Operating Officer of Ralph Lauren Corporation, a global leader in premium lifestyle products, from November 2013 until November 2015. She served as Executive Vice President of Ralph Lauren Corporation from September 2004 until October 2013 and was a member of Ralph Lauren Corporation’s board of directors from 2007 until September 2015. Prior to her tenure there, she held multiple positions in the retail industry, including President and Chief Operating Officer of the Jones Apparel Group from 1998 to 2002.

Ms. Nemerov’s extensive retail, brand management and operations experience, as well as her related management positions in the apparel and retail industry, provide her with valuable expertise in supply chain management, manufacturing, merchandising, and licensing in the retail industry.

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John F. O’Brien, 75 Director since 1996

Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company, and Chairman of Brokerage Services, Inc. Mr. O’Brien serves as our Lead Director.

Mr. O’Brien is also a director of Cabot Corporation, a director of LKQ Corporation, and a director of a family of 86 registered mutual funds managed by BlackRock, Inc., an investment management advisory firm.

Mr. O’Brien has substantial executive experience with two financial services businesses, giving him expertise including general management and oversight with respect to strategy, financial planning, insurance, operations, finance, and capital structure.

Willow B. Shire, 70 Director since 1995

Ms. Shire was an executive consultant with Orchard Consulting Group from 1994 to January 2015, specializing in leadership development and strategic problem solving. Previously, she was Chairperson for the Computer Systems Public Policy Project within the National Academy of Science. She also held various positions at Digital Equipment Corporation, a computer hardware manufacturer, for 18 years, including Vice President and Officer, Health Industries Business Unit.

Through her consulting experience and prior business experience, Ms. Shire brings expertise in leadership development, talent assessment, change management, human resources and development practices, cultural assessment, and strategic problem solving.

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BENEFICIAL OWNERSHIP

The following table shows, as of April 9, 2018, the number of shares of our common stock beneficially owned by each director/ director nominee and executive officer named in the Summary Compensation Table and all directors and executive officers as a group:

Name	Number of Shares
Zein Abdalla	20,985
José B. Alvarez	44,074
Alan M. Bennett	49,902
David T. Ching	44,869
Scott Goldenberg	50,345
Ernie Herrman	312,246
Michael F. Hines	58,235
Amy B. Lane	55,894
Michael MacMillan	88,667
Carol Meyrowitz	231,143
Jackwyn L. Nemerov	3,475
John F. O’Brien	119,020
Richard Sherr	40,000
Willow B. Shire	78,853
All Directors and Executive Officers as a Group (16 Persons)	1,384,195

The total number of shares beneficially owned by each individual and by the group above constitutes, in each case, less than 1% of the outstanding shares of TJX. The amounts above reflect sole voting and investment power except as noted below. The shares listed in the table above include:

•	Vested deferred shares (including estimated deferred shares for accumulated dividends) held by the following directors: Mr. Abdalla 8,539; Mr. Alvarez 41,210; Mr. Bennett 44,803; Mr. Ching 28,133; Mr. Hines 47,136; Ms. Lane 38,577; Ms. Nemerov 2,176; Mr. O’Brien 56,726; Ms. Shire 59,727; and all directors and executive officers as a group 327,027.

•	1,099 deferred shares (including estimated deferred shares for accumulated dividends) that are scheduled to vest within 60 days of April 9, 2018 held by each non-executive director; and 9,891 held by all directors and executive officers as a group.

•	11,347 shares of common stock over which Mr. Abdalla and his spouse share voting and dispositive power.

•	Shares of common stock that the following persons had the right to acquire on April 9, 2018 or within 60 days thereafter through the exercise of options: Mr. Goldenberg 19,501; Mr. Herrman 182,246; Mr. MacMillan 27,487; Ms. Meyrowitz 155,066; and all directors and executive officers as a group 506,630.

•	Performance-based restricted shares that were subject to forfeiture restrictions as of April 9, 2018: Mr. Goldenberg 30,000; Mr. Herrman 130,000; Mr. Sherr 40,000; and all directors and executive officers as a group 220,000.

•	40,000 performance-based deferred shares for Mr. MacMillan and 50,000 for all directors and executive officers as a group scheduled to vest within 60 days of April 9, 2018.

Shares listed do not include, if not scheduled to vest within 60 days of April 9, 2018, unvested performance-based deferred share awards, performance share unit awards, or restricted stock unit awards.

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The following table shows, as of April 9, 2018, each person known by us to be the beneficial owner of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class Outstanding
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, PA 19355	48,569,668	7.7%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	45,354,058	7.2%

(1)	Amounts based on ownership of The Vanguard Group, Inc., and certain subsidiaries at December 31, 2017 as indicated in its Schedule 13G/A filed with the SEC on February 9, 2018, which reflected sole voting power with respect to 914,106 of the shares, shared voting power with respect to 163,971 of the shares, sole dispositive power with respect to 47,518,514 of the shares and shared dispositive power with respect to 1,051,154 of the shares.

(2)	Amounts based on ownership of BlackRock, Inc. and certain subsidiaries at December 31, 2017 as indicated in its Schedule 13G/A filed with the SEC on January 23, 2018, which reflected sole voting power with respect to 37,718,738 of the shares and sole dispositive power with respect to 45,354,058 of the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC and the NYSE. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports for fiscal 2018 were timely filed, other than a delay in reporting the transfer of shares held by Mr. Abdalla from direct to indirect shared ownership.

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COMPENSATION DISCUSSION AND ANALYSIS

Our CD&A reviews the objectives and elements of TJX’s executive compensation program, describes the related processes of our Executive Compensation Committee (ECC), and discusses the fiscal 2018 compensation for our Named Executive Officers (NEOs), listed below. It also explains the actions our ECC took in response to the shareholder feedback we received during our extensive shareholder outreach on executive compensation during fiscal 2018.

NEO	Title
Ernie Herrman	Chief Executive Officer and President
Scott Goldenberg	Senior Executive Vice President, Chief Financial Officer
Carol Meyrowitz	Executive Chairman
Michael MacMillan	Senior Executive Vice President, Group President
Richard Sherr	Senior Executive Vice President, Group President

WHERE WE ARE TODAY

TJX is the leading international off-price apparel and home fashions retailer. We have a long, successful track record of strong financial performance, including 22 consecutive years of annual comparable store sale increases, and an executive team with deep experience in off-price retailing. Having a highly-engaged senior leadership team with the ability to execute our distinctive and flexible retail business model has always been critical to our business. Accordingly, our executive compensation program is designed to drive long-term profitable and sustainable growth, foster management stability, and support our leadership succession plans.

Fiscal 2018 Shareholder Outreach Initiative

We have followed a consistent approach to the design of our executive compensation program for many years. The history of our say-on-pay results before 2017 demonstrated strong shareholder support for our program over several years, with support averaging over 95% between 2011 and 2016. But in response to the lower level of support for our 2017 say-on-pay vote, the ECC led an extensive shareholder outreach initiative during fiscal 2018. This outreach focused on better understanding the concerns and perspectives of our shareholders, including those who did not support our say-on-pay vote in 2017. The ECC then made design changes to our fiscal 2019 program that respond to the shareholder feedback we received.

Fiscal 2018 Executive Compensation Shareholder Outreach At-A-Glance (May 2017 - April 2018)

✓	Entire process overseen by our ECC

✓	Reached out to shareholders representing over 50% of shares outstanding, including many who voted against say-on-pay

✓	Held discussions with shareholders representing over 37% of shares outstanding and with proxy advisory firms

✓	Included representatives from HR, legal, and investor relations; several discussions led by our ECC Chairman

✓	Reported detailed feedback from each discussion to the ECC for its consideration

This executive compensation outreach initiative was in addition to our regular, ongoing shareholder engagement.

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What We Heard and How We Responded

We heard a range of different perspectives on our executive compensation program from shareholders during our fiscal 2018 outreach, all of which were considered by the ECC.

We received considerable positive feedback about the overall program and support for our management team, consistent with our strong prior say-on-pay results. Additionally, many of our larger shareholders agreed with the ECC on the importance of having a stable senior leadership team with the knowledge and expertise to execute our distinctive off-price business model successfully over the long-term.

However, we also heard some common concerns about specific aspects of our program’s design, discussed below, as well as comments cautioning us against overcomplicating our program or introducing too many changes. Based on this feedback, the ECC examined ways to improve our compensation program without compromising its strengths, including its focus on our core business goals, promoting stability, and driving performance, as well as its overall emphasis on long-term performance incentives. As a result, we made some important modifications to our program, summarized below, and updated our disclosure in several key areas.

What We Heard	How We Responded

Single Metric

We have a long-standing practice of using pre-tax income as the only type of performance metric in our incentive plans. Shareholders indicated they generally prefer to see a mix of incentive plan metrics that balance growth, profitability, and returns.

Multiple Metrics

Our new incentive program includes a balance of growth, profitability, and return metrics, including measures based on:

•  Earnings per share (EPS) growth

•  Return on invested capital (ROIC)

•  Pre-tax income

•  Sales

Performance Vesting for Long-Term Stock Awards

Historically, we have used a single long-term stock award that was 100% performance-based, but that vested in full at a threshold level of performance below target. Shareholders expressed some concerns about the rigor of this approach to performance vesting.

New Design for Long-Term Stock Awards

Our new long-term performance share units (PSUs) increase the overall rigor of the program and will vest in full only if performance goals are achieved at target, with upside or downside for performance above or below target—providing for more performance sensitivity and a wider range of potential pay outcomes.

Fiscal 2017 Annual Incentive Target Shareholders expressed some concerns about our fiscal 2017 annual incentive dollar target being set below prior year results.

New Incentive Targets

Our fiscal 2018 and fiscal 2019 annual incentive targets were set higher than prior year targets and prior year actual results. We have also enhanced our disclosure on how we set goals.

In making these changes, the ECC focused on designing the new program in a way that reflects shareholder concerns and strengthens our ability to drive the execution of our off-price business model over the long term, support sustained growth, and continue decades of proven success in all types of business and retail environments.

22    The TJX Companies, Inc.

Fiscal 2019 Executive Compensation Program

The key components of our executive compensation program continue to be base salary, annual cash incentives, and long-term incentives, both cash and equity. The most significant portion of total target compensation for our NEOs continues to be long-term performance-based incentive compensation.

The following summarizes what’s new for fiscal 2019. The key features of our new program—including the new mix of metrics and new design for our long-term incentives—were reviewed as part of our outreach process, and shareholders generally expressed support for these overall design changes during our fiscal 2018 outreach.

NEW MIX OF PERFORMANCE METRICS

The ECC conducted an in-depth review of various possible performance metrics in light of the shareholder preferences we heard and our business strategy. After careful consideration, the ECC determined that the fiscal 2019 program for our NEOs will include the following performance metrics in our incentive plans:

Performance Metric		Why It’s Included	How It Will Be Used
Pre-Tax Income

•  Reflects divisional profitability, including both top-line performance and effective management of expenses

•  Highly relevant to our business, well understood, and a key driver for all TJX management

• Primary, but not sole, metric in our annual MIP program, weighted at 80% • Three-year cumulative metric in our long-term cash program (LRPIP)
New	Total Sales	• Demonstrates top-line growth • Highly visible and easy to understand	• Secondary measure in our MIP program, weighted at 20% • Limited upside from sales; MIP payout formula restricts sales impact to maintain overall emphasis on profitability
New	EPS Growth	• Maintains critical focus on profitable growth • Reinforces attention to capital discipline and corporate-level results • Important measure internally and externally	• Primary measure in our new long-term PSU program • Excludes the impact of certain unplanned items, such as unbudgeted buybacks and unanticipated changes in corporate tax rates
New	ROIC	• Reinforces attention to capital investments and generating appropriate returns	• Secondary measure in our new long-term PSU program • Used as downward-only modifier

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NEW LONG-TERM PERFORMANCE SHARE UNITS (PSUs)

Starting in fiscal 2019, NEOs will be eligible to receive new long-term equity award grants in the form of PSUs. PSUs will make up the largest portion of their target long-term incentives. PSUs granted in fiscal 2019 will be earned based on the achievement of challenging EPS compound annual growth rate (CAGR) goals measured at the end of a three-year performance cycle (fiscal 2019-2021). The new PSUs will also be subject to a downward ROIC modifier, which means that if the company does not achieve its ROIC goals, award payouts will be adjusted downward by 20%.

Step 1		Step 2
Level of EPS Performance [1]	Payout as a Percentage of Target [2]	ROIC Performance Modifier
Below Threshold <87% of target	0%	Below Target Range: Reduce by 20%
Threshold 87% of target	25%
Target 100%	100%	At or Above Target Range: No Modification
Maximum >130% of target	200%

[1]	Performance level expressed as a percent of target based on EPS at the end of the fiscal 2019-2021 performance period, which corresponds to the target EPS CAGR goal for the period.
[2]	Before ROIC modifier. Payout levels based on EPS performance will be interpolated on a straight-line basis for performance between threshold and target or between target and maximum.

The EPS growth target goal for fiscal 2019-2021 is aligned with our long range business plan, with the target reflecting meaningful growth over the three-year period. The threshold level reflects the minimal level of growth during the three-year period required for any payout, and the maximum level is intended to be a significant stretch goal for the period. The ROIC modifier is intended to ensure that a full payout based on EPS results will be made only if we also generate meaningful returns over the three-year period.

Compared to the design of our previous performance-based stock awards (PBSAs), which were intended to serve as vehicles for stability and retention and not solely as performance incentives, the new PSU design adds more performance sensitivity and increases the overall rigor of the program. The number of PSUs eligible to vest will be reduced for performance below target, and a higher threshold level of performance is required for any of the PSUs to vest, as compared to our prior PBSAs (as illustrated below).

*	Performance level for PSUs expressed as a percent of target based on EPS at the end of the fiscal 2019-2021 performance period, which corresponds to the target EPS CAGR goal for the period.

24    The TJX Companies, Inc.

2019 TARGET TOTAL COMPENSATION PAY MIX

Key elements of our fiscal 2019 target compensation mix for our NEOs are as follows:

•	Consistent with shareholder feedback and our historical practice, long-term incentives continue to represent the largest percentage of target total compensation, and the new PSU awards will make up the greatest portion of target total compensation for fiscal 2019.

•	Performance-based incentives, including the target value of PSUs and LRPIP, will comprise 80% of the total target long-term incentive value.

•	To maintain an appropriate degree of stability within the program and support our management continuity, which is a longstanding, key component of our leadership strategy, starting in fiscal 2019 the mix of long-term incentives will also include restricted stock units (RSUs). These RSUs will be limited to 20% of the total target long-term incentive value and will generally be scheduled to vest three years from the grant date.

•	Stock option grants, which were a relatively small portion of target total compensation under the previous compensation program, have been eliminated to simplify the program.

•	While the mix of our long-term incentive vehicles has changed, the total target grant value of our fiscal 2019 long-term incentives for our CEO and Executive Chairman has not increased.

The charts below show the mix of fiscal 2019 target total compensation for our CEO and our other NEOs.

2018 Proxy Statement    25

Continued Focus on Good Compensation Governance

Our compensation governance practices over the past several years, highlighted in the table below, reflect the effective oversight of the ECC:

What We Do and What We Don’t Do

✓	Pay for performance, directly tying incentive compensation to the achievement of objective performance metrics

✓	Award limits on maximum plan payouts

✓	Emphasis on long-term opportunities for equity and cash incentives

✓	Stock ownership guidelines for our executive officers and non-employee directors

✓	Clawback policy applicable to our executive officers

✓	Independent compensation consultant engaged by and reporting directly to our ECC

✓	Annual compensation risk assessment

✓	Annual shareholder say-on-pay vote

No change of control excise tax gross-ups

No single-trigger severance benefits upon a change of control

No automatic full acceleration of equity awards upon a change of control, for awards granted since September 2015

No hedging or pledging of company stock by our executive officers

No dividends on unearned stock awards

No repricing or exchange of underwater stock options without shareholder approval

FOCUS ON GOAL-SETTING

Each year, the ECC sets objective business performance targets and the amounts payable at different levels of performance under each of our incentive plans. These goals are part of our strategic planning process, and are derived from our Board-approved annual and multi-year business plans. Our incentive plan targets are generally set at levels that align with the financial guidance we provide to investors. At the time the goals are established, the ECC considers a variety of qualitative and quantitative factors, including:

•	estimated long-term trends in sales, comparable store sales, profitability, and earnings;

•	maturity of our various businesses;

•	strategic investments to support our growth;

•	external influences (such as market competition, currency volatility, and wage pressures);

•	balance of potential business risks, performance, and rewards;

•	historical performance against targets and relative to peers and the market; and

•	degree of difficulty in achieving proposed levels of performance.

Historically, this process has led to year-over-year increases in our annual corporate MIP targets over the past five years, demonstrating the rigor and consistent growth in these programs over time.

As part of the goal-setting process, at the time the goals are established the ECC also establishes definitions of the applicable financial metrics (including, for example, planned exchange rates for foreign currency translation) and automatic adjustments (including, for example, for unplanned changes in accounting standards, acquisitions, or dispositions) that would apply during the performance period. The ECC uses these definitions and adjustments to better align our incentive plans with how we evaluate our business operations and trends and, in some cases, to allow certain strategic decisions to be made in the long-term interests of TJX without being influenced by incentive plan results. The effect of these items on our incentive plan results is included in the details below. The ECC has not made any discretionary increases to incentive plan payouts for our NEOs in recent years.

26    The TJX Companies, Inc.

THE DECISION MAKING PROCESS

THE ROLE OF THE EXECUTIVE COMPENSATION COMMITTEE

The ECC, a committee of our Board of Directors composed entirely of independent directors, oversees the compensation of our executive officers, including the NEOs. In determining the overall level of executive compensation and establishing the design and mix of specific elements, the ECC follows a thoughtful and deliberate process and considers various quantitative and qualitative factors, such as:

•	individual executive performance and responsibilities

•	market data and peer practices

•	succession planning and organizational changes

•	internal consistency with our broad-based practices and programs
•	company and divisional performance

•	our business culture and core values

•	shareholder feedback, including our say-on-pay vote

•	employment terms and contractual negotiations

•	risk mitigation strategies; balance of potential risks and rewards

The ECC approaches executive compensation as part of the overall strategic framework for total rewards at TJX. This framework applies to all TJX associates and reflects our global total rewards principles, which include sharing in the success of the company, encouraging teamwork and collaboration across a diverse workforce, and being fair and equitable.

The ECC consults with and reviews data from an independent compensation consultant, discussed further below, to assess the overall competitiveness of our NEOs’ compensation and our executive compensation program and to determine the appropriate levels and the mix of individual compensation components.

In addition to any special actions the ECC may take throughout the year in connection with its other charter responsibilities, the ECC typically reviews and approves elements of our NEOs’ compensation using the following general process:

THE ROLE OF EXECUTIVES

Our executive officers play a limited role in determining executive compensation. The ECC invites our executive officers to attend portions of its meetings, and they participate in our strategic planning process, discuss business and organizational strategies with the Board, and recommend to the Board, for its review and approval, the annual and multi-year plans for TJX and our divisions. These Board-approved plans form the basis for the performance targets of our short- and long-term incentive plans, and those targets are approved by the ECC. The ECC also receives individual performance evaluations, based in part on executive self-assessments, of our CEO and Executive Chairman from the Corporate Governance Committee (which does not make executive compensation recommendations). For each of our other NEOs, the CEO makes compensation recommendations to the ECC based in part on the individual annual performance evaluations of these executives. These evaluations from the Corporate Governance Committee and the CEO take into account the NEO’s individual responsibilities, performance, and

2018 Proxy Statement    27

support of TJX’s cultural values. The ECC considers these executives’ performance evaluations and the CEO’s recommendations, among other factors, in establishing compensation for our NEOs.

THE ROLE OF COMPENSATION CONSULTANTS

The ECC engaged Pearl Meyer & Partners, LLC (Pearl Meyer) to serve as the independent compensation consultant to the ECC for fiscal 2018. Pearl Meyer attended all of the ECC’s meetings during the fiscal year and was available to the ECC on an ongoing basis throughout the year. Pearl Meyer provided industry, peer, and market data and advised the ECC on a variety of matters, including the design and competitive positioning of key compensation elements (base salary, annual bonus, and long-term cash and equity incentives) for our NEOs and other senior management; short-term and long-term relationships between NEO pay and corporate performance relative to our peers; the establishment and evaluation of a compensation peer group; the design and competitive positioning of our new compensation program for fiscal 2019; employment agreement terms; aggregate equity program usage; and updates on practices, trends, and regulatory developments as well as on other pay-related matters. The ECC used this information and advice from Pearl Meyer as a reference in making its executive compensation decisions and determinations about the design, overall level and mix of compensation, plan metrics, goals and formulas, and individual compensation components, including benefits and perquisites.

Pearl Meyer did not perform any services for TJX other than work for or requested by the ECC and for the Corporate Governance Committee on director compensation. Pearl Meyer reported directly to the ECC, which determined the scope of Pearl Meyer’s engagement and its fees.

The ECC regularly reviews the services provided to the ECC by outside consultants. During fiscal 2018, the ECC reviewed its existing relationship with Pearl Meyer, including potential conflicts of interest, and determined that Pearl Meyer’s work for the ECC did not raise any conflicts of interest and that Pearl Meyer continued to be an independent advisor to the ECC.

THE ROLE OF OUR PEER GROUP

The ECC uses data from a peer group to inform its compensation decision-making for our NEOs. The ECC annually assesses the composition of this peer group. During fiscal 2017, the ECC considered what would be an appropriate peer group to evaluate fiscal 2018 compensation practices and pay levels. After consultation with Pearl Meyer, the ECC determined that the following group of 16 large, publicly traded consumer-oriented companies listed below would be appropriate to use for fiscal 2018.

FY 18 Peer Companies

Best Buy	L Brands	Nike	Ross Stores
Gap	Lowe’s	Nordstrom	Starbucks
Kimberly-Clark	Macy’s	PepsiCo	Target
Kohl’s	McDonalds	Procter & Gamble	The Home Depot

FY 18 Peer Company Comparison

Peer Data	Revenue ($B)*	Market Cap ($B)*
Median	$ 25.5	$40.7
TJX	$ 32.7	$49.0
TJX Percentile Rank	59th	56th
*Revenue is trailing four quarters at the end of 2016. Market cap is as of December 30, 2016.

28    The TJX Companies, Inc.

The ECC established the fiscal 2018 peer group after taking into account TJX’s growth and continued global focus, coupled with challenges facing smaller peers in the domestic retail industry. Criteria used in constructing the peer group included:

•	industry similarity, targeting retail companies and also considering consumer product companies that met complexity criteria;

•	revenues ranging from approximately one-third to three times our annual revenue;

•	market capitalization ranging from approximately one-fourth to four times our market capitalization;

•	business complexity, reflected by factors such as significant global operations, brand and/or product line diversity, multiple segments, and e-commerce strategy; and

•	considerations of financial performance metrics, including operating and market performance.

Compared to our fiscal 2017 peer group, the fiscal 2018 peer group removed five companies that in the judgment of the ECC no longer fit our size and business focus criteria: Amazon.com, Inc.; Bed Bath & Beyond Inc.; eBay, Inc.; Staples, Inc.; and YUM! Brands, Inc. The ECC also added three companies that it determined are more comparable in size, scale, and global focus: McDonald’s Corporation; PepsiCo, Inc.; and The Procter & Gamble Company. As shown in the table above, TJX was above the median of the fiscal 2018 peer group in both revenue and market cap.

The ECC uses peer group data to inform the competitiveness of compensation and program design and believes that this data provides important context for its compensation decisions. At the same time, the ECC recognizes that our off-price retail business model, in combination with our size and global focus, is distinct from other companies and the ECC does not rely on strict benchmarking or target any element of NEO compensation by reference to any specified level of compensation within the peer group. The ECC has also supplemented peer group data from time to time with additional case studies and market data to provide further context for its compensation decisions.

CONSIDERATIONS FOR EXECUTIVE CHAIRMAN COMPENSATION

Ms. Meyrowitz assumed the role of Executive Chairman at the start of fiscal 2017 and is an active and integral member of the executive management team in addition to serving as Chairman of the Board. Our Board believes strongly that Ms. Meyrowitz, who has wide ranging, in-depth knowledge of our business and the retail industry overall, continues to play a critical role as an executive at TJX in addition to providing effective leadership to the Board. In her role as Executive Chairman, she serves as a key resource in the areas of merchandising, marketing, and internal training, and provides support to our CEO, CFO, and other members of senior management, with an emphasis on strategic initiatives and long-term company strategy.

The ECC recognizes that the role of executive chairman varies across companies. In establishing compensation for Ms. Meyrowitz, the ECC, advised by Pearl Meyer, evaluated other Fortune 200 companies with executive chairman positions and took into account the degree of active involvement that Ms. Meyrowitz would have as part of the management team at TJX relative to other executive chairman roles that may be more limited or transitional in nature.

2018 Proxy Statement    29

FISCAL 2018 REVIEW

During fiscal 2018, we solidly executed our business plan and growth strategies, increasing comparable store sales, driven by customer traffic, and growing our store base globally while maintaining focus on driving profitable sales, reinvesting in the business, managing expenses, and returning value to shareholders. These and other events during the year contributed to our annual incentive plan results, as described below. At the beginning of fiscal 2019, we announced plans to continue our growth and reinvestment initiatives, including driving comparable store sales and customer traffic gains, increasing our long-term store growth potential for some of our chains and, in light of U.S. tax law changes, planning a more substantial share buyback program and increase to our quarterly dividends and additional investments in our Associates and our communities.

FISCAL 2018 BUSINESS REVIEW

(53 weeks)

Financial Results/ Business Execution	Shareholder Value Creation	Business/Strategic Results

•  Over $35 billion net sales, an increase of 8% over fiscal 2017

•  Comparable store sales[1] increased 2% over a strong 5% in fiscal 2017

•  Surpassed $5 billion in net sales at HomeGoods, our U.S. home division

•  7.4% total shareholder return

•  Returned $2.4 billion to shareholders through our share repurchase and dividend programs

•  Increased dividend by 20% during fiscal 2018; announced plan to increase an additional 25% in fiscal 2019

•  $49.3 billion market cap at fiscal year-end

• Opened our 4,000th store, with 4,070 total stores at fiscal year-end • More than 250 stores opened during fiscal 2018 • Launched a second home store concept in the U.S., Homesense
[1]	Comparable store sales are defined in Appendix A.

*	See Appendix A for notes on Annual Sales Growth chart and reconciliations of adjusted EPS to GAAP EPS.

30    The TJX Companies, Inc.

FISCAL 2018 INCENTIVE PLAN PERFORMANCE

Our performance in fiscal 2018 led to the following results under our performance-based incentive plans:

•	Actual results were below our target for our annual incentive plan (MIP). Results were impacted by a goodwill impairment charge taken during the fourth quarter related to our prior acquisition of Sierra Trading Post and challenges from severe weather during the year. Consistent with our pay for performance focus, below-target performance for corporate MIP target resulted in below-target payouts for our NEOs.

•	Actual results were above target for our fiscal 2016-2018 performance cycle, reflecting the consistency and strength of the company’s performance over the longer term. This performance resulted in above target payouts for our long-term cash incentive plan (LRPIP) and full performance vesting for the long-term PBSAs on that cycle.

Additional details about these performance results and the payouts for each NEO are included below.

CEO TOTAL DIRECT COMPENSATION

The chart below shows the total direct compensation1 of our CEO, including results of our non-equity incentive compensation payouts, compared to recent years.

[1]  Total direct compensation for each fiscal year consists of the following elements: base salary,

     annual cash incentives earned (MIP), and long term incentives, consisting of equity awards valued at grant date (PBSAs granted during the fiscal year for Mr. Herrman or allocated to the year of the related service and performance for Ms. Meyrowitz and stock options granted during the fiscal year); and long-term cash earned (LRPIP with performance periods ending in that fiscal year).

2018 Proxy Statement    31

FISCAL 2018 EXECUTIVE COMPENSATION PROGRAM

Our fiscal year 2018 executive compensation program consisted of base salary and annual and long-term incentives as summarized below:

Base Salary	• Provide a base level of compensation to reflect individual responsibilities, experience, and value in the marketplace • Recognize individual performance
Annual Cash Incentives

Management Incentive Plan (MIP)

•  Incentivize performance to reach or exceed our annual financial objectives

•  Encourage engagement, teamwork, and collaboration within divisions

•  Reward achievement of financial goals for the current year

Long Term Incentives

Equity: PBSAs and Stock Options

•  Align executive interests with shareholders

•  Reward corporate performance reflected in stock performance

•  Support longer-term retention objectives

Cash: Long Range Performance Incentive Plan (LRPIP)

•  Incentivize performance to reach or exceed our longer-term financial objectives across the company

•  Foster teamwork and collaboration across divisions

•  Reward company-wide achievement of multi-year financial goals

•  Support longer-term retention objectives

Our program also includes health and welfare, deferred compensation, and retirement benefits, as well as relocation-related benefits and limited perquisites. Our overall executive compensation program is intended to sustain our competitive position, promote Associate engagement and retention, foster alignment with shareholder interests, and support effective leadership development, succession planning, and leadership transitions, which we believe are critical to our success.

32    The TJX Companies, Inc.

Base Salary

Base salaries provide competitive, fixed compensation to attract and retain our executives and to reflect individual responsibilities, performance, experience, and value in the marketplace. Base salaries are typically reviewed on an annual basis in connection with individual performance evaluations and may be reviewed in connection with new employment agreements, new positions, or other organizational changes. For fiscal 2018 and fiscal 2019, the ECC approved salary increases as part of our annual individual performance and salary review process for each of our NEOs, other than Mr. Herrman and Ms. Meyrowitz, who did not receive salary increases for fiscal 2019, and Mr. MacMillan, whose compensation arrangements reflect his move to Canada during fiscal 2018 and his scheduled retirement during fiscal 2019. Salary reviews are based on various factors, including assessment of individual performance and responsibilities, our prior year performance, contractual obligations, and overall competitiveness of compensation.

Base Salaries at Fiscal 2018 Year-End
Ernie Herrman		$1,600,000
Carol Meyrowitz		$1,040,000
Michael MacMillan	CAD$	1,418,280
Richard Sherr		$1,050,000
Scott Goldenberg		$900,000

Annual Cash Incentives: Management Incentive Plan (MIP)

The objective of the annual cash incentive awards made under our MIP is to motivate our NEOs and other key Associates to achieve or exceed a fiscal year performance target set in advance by the ECC.

Key Features of MIP:

•	Broad-based program that extends throughout our global organization, emphasizing team-based execution of our business strategies

•	Performance tied to objective annual business goals

•	Performance results must be certified by the ECC

•	No discretionary increases for fiscal 2018 MIP payments to our NEOs

•	Maximum individual payout limits apply to all awards (for fiscal 2018, no more than $6,318,408, and no more than 200% of each individual award opportunity)

Performance goals: For fiscal 2018, the ECC determined that for MIP, annual adjusted pre-tax income was an appropriate and effective measure to motivate, focus, and reward operational performance across the company, particularly for our management. Pre-tax income is used across the company to plan, manage, and evaluate our business. The ECC believes that it is a key measure of our success, as it reflects top-line performance, effective management of expenses and profitability; promotes consistency of focus across the company over short- and long-term performance periods; and is objective and understandable by our participants.

Our NEOs’ fiscal 2018 MIP award opportunities were tied to the aggregate of all divisional MIP goals, which we refer to as the corporate goal, to emphasize each NEO’s accountability to the business as a whole. MIP goals are generally intended to reflect the company’s strategic planning for the next fiscal year and are built from Board-approved annual business plans for our divisions. In setting the corporate MIP goal for fiscal 2018, the ECC believed that the target was challenging but reasonably achievable (considering, among other things, anticipated wage pressures, market volatility, and currency exchange volatility), and that the payout formulas reflected an appropriate pay-for-performance sensitivity based on the maturity and expected growth of each division. As a result of this

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process, the ECC established fiscal 2018 corporate MIP performance targets that were higher than both fiscal 2017 corporate MIP performance targets and fiscal 2017 corporate MIP actual results, even after accounting for the estimated benefit of the fiscal 2018 53rd week. The ECC also established specified rates for converting foreign income (to remove the impact of translational foreign exchange) and automatic adjustments to reflect certain contingent events that may affect performance.

The fiscal 2018 MIP performance levels and corresponding payout percentages are shown below, including the performance target, threshold (the level of performance at or below which no payout would be made), and maximum (the level at or above which the award payout would be the maximum under the award terms). After the end of fiscal 2018, our actual performance was measured against the performance target and MIP performance results were certified by the ECC.

Fiscal 2018 MIP Goals

	Payout Opportunity (as a % of Target)	Performance Goals: Adjusted Pre-Tax Income*
Performance Level		Dollars (in 000s)	% of Target
Threshold	0%	$3,970,415	88.89%
Target	100%	$4,466,717	100%
Maximum	200%	$4,838,943	108.33%

* Our Fiscal 2018 corporate MIP goal for all NEOs consisted of a consolidated adjusted pre-tax income goal for all TJX divisions, which included all of our businesses: Marmaxx (T.J. Maxx and Marshalls), HomeGoods, TJX International (including TJX Europe (T.K. Maxx and Homesense) and Trade Secret in Australia (rebranded as T.K. Maxx during fiscal 2018)), TJX Canada and our e-commerce businesses (including Sierra Trading Post). Under the terms pre-established by the ECC, MIP performance goals and results were adjusted to reflect the pre-established currency exchange rates (to remove the impact of translational foreign exchange) and to exclude capitalized inventory costs, interest income and expense, and mark-to-market impact of inventory derivatives.

Performance results for fiscal 2018: Adjusted pre-tax income, which included the impact of the Sierra Trading Post impairment charge taken during the year, was $4,324,884, or 96.82% of target performance. This corresponded to a final MIP payout percentage of 71.42%. Consistent with our pay for performance philosophy, the below-target results resulted in below-target MIP payouts for our NEOs, as detailed below.

Award opportunities and payouts: Each MIP award has a target award opportunity, expressed as a percentage of the individual’s base salary earned during the fiscal year. The ECC approved these individual award opportunities at the beginning of fiscal 2018 based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities. The fiscal 2018 MIP award earned by each NEO was determined by applying the corporate MIP payout percentage of 71.42% to the individual’s target award opportunity, as shown below.

34    The TJX Companies, Inc.

Fiscal 2018 MIP Opportunities and Payouts

	Target (as a % of Base Salary)	Target[1] (as a $ amount)	Actual Amount Earned
Ernie Herrman	150%	$2,428,848	$1,734,683
Carol Meyrowitz	150%	$1,580,770	$1,128,986
Michael MacMillan[2]	55%	$ 603,181	$ 430,792
Richard Sherr	55%	$ 588,607	$ 420,383
Scott Goldenberg	55%	$ 498,173	$ 355,795

[1] Target amount based on actual U.S. salary earned during fiscal 2018, a 53-week year, plus, in the case of Mr. MacMillan, an amount based on his annual CAD salary adjusted to reflect his period of service in Canada during fiscal 2018.

[2] For Mr. MacMillan, CAD-denominated amounts were converted to USD at the average annual exchange rate of $0.7753 per CAD for fiscal 2018.

Long-Term Incentives

One of the key objectives of our long-term incentive programs is to strengthen the retention, succession planning, and stability of our leadership team, which has been a critical factor and key driver for the success of TJX. We use a mix of long-term vehicles to incentivize our executives, foster teamwork that drives execution of our business goals, and align the interests of our NEOs with the interests of our shareholders.

Key Equity Grant Practices:

•	All equity awards are subject to individual award limits under the plan.

•	All stock awards granted to our NEOs during fiscal 2018 have three-year performance goals.

•	No one-time equity grants were made to our NEOs during fiscal 2018.

•	All equity awards since September 2015 are “double-trigger” (no automatic full acceleration upon on a change of control).

•	All options have an exercise price equal to the closing stock price on the NYSE on the grant date.

Equity awards are granted under our Stock Incentive Plan (SIP) and generally granted at our regularly scheduled ECC meetings, held at approximately the same times each year. The ECC does not have any programs, plans, or practices of timing these equity grants in coordination with the release of material non-public information.

Performance-Based Stock Awards (PBSAs). PBSAs include performance-based vesting conditions linked to TJX’s financial performance, service-based vesting conditions that provide important retention incentives, and retirement terms that support our succession planning process. Because our PBSAs granted prior to fiscal 2019 were designed to serve as a vehicle for stability and retention, and not solely as a performance incentive, targets for full PBSA vesting were set at a level below our cash incentive targets with no above-target opportunity. Vesting of these awards is subject to satisfaction of service requirements specified in the awards (described below on p. 48) as well as the performance criteria described below.

2018 Proxy Statement    35

Performance Vesting Criteria for Long-Term PBSAs Granted Before Fiscal 2019[1]
Full Vesting	Partial Vesting
Achievement of at least 87% of the targeted cumulative pre-tax income performance for the applicable three-year cycle[2]	Achievement of at least 60% of the targeted cumulative pre-tax income performance for the applicable three-year cycle[2]

[1] Applicable to fiscal 2016-2018 LRPIP-based PBSAs granted in March 2015; fiscal 2017-2019 LRPIP-based PBSAs granted in March 2016; and fiscal 2018-2020 LRPIP-based PBSAs granted in April 2017.

[2] Full performance vesting requires a LRPIP payout of not less than 67% for the applicable cycle, and partial performance vesting requires a LRPIP payout above threshold level for the applicable cycle. For fiscal 2016-2018 LRPIP-based PBSAs, reflects the applicable divisional weightings (described further below) and assumes that each division performed at the same level against its target.

Fiscal 2018 PBSAs

In April 2017, the ECC granted PBSAs to our NEOs, with the size of each award determined based on factors including the executive’s responsibilities, contractual obligations, the potential value of each grant, and the overall competitiveness and mix of our executive compensation. Each April 2017 PBSA included a fiscal 2018-2020 LRPIP-based performance goal with a three-year vesting period, described in the table above.

Fiscal 2018 PBSAs

	Number of Shares	Grant Date Fair Value*
Ernie Herrman	117,325	$9,000,001
Carol Meyrowitz	65,181	$5,000,035
Michael MacMillan	40,000	$3,068,400
Richard Sherr	40,000	$3,068,400
Scott Goldenberg	40,000	$3,068,400

* Reflects the aggregate grant date fair value of April 2017 PBSAs as determined for financial reporting purposes. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. The underlying valuation assumptions for equity awards are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2018.

Previously Granted PBSAs

Each of our NEOs, other than Ms. Meyrowitz, held previously granted PBSAs with performance-based vesting criteria that were satisfied based on fiscal 2016-2018 LRPIP performance payout of 121.37%, as described further below. These PBSAs remained subject to service-based vesting conditions after fiscal 2018 year-end, as described in footnote 3 to the Outstanding Equity Awards table.

The career shares award granted to Mr. Herrman during fiscal 2016 in connection with the CEO transition is scheduled to vest in full at the end of fiscal 2026 with pro-rated annual vesting beginning at the end of fiscal 2020, subject to his continued employment with TJX. The remaining service condition for the PBSA granted to Ms. Meyrowitz during fiscal 2016 in connection with the CEO transition was satisfied at the end of fiscal 2018.

36    The TJX Companies, Inc.

Stock Options. Stock options help align the interests of our NEOs with those of our shareholders because they only deliver value to the extent the value of our stock appreciates. The ECC determined the number of stock options granted to our NEOs during fiscal 2018 by setting a fixed dollar value for each NEO (other than Ms. Meyrowitz) and dividing this value by the closing price of our common stock on the NYSE on the grant date ($73.21). The fixed dollar value established for each NEO is a function of internal compensation levels and historical practices and was reviewed by the ECC for overall market competitiveness. Stock options generally vest in equal annual installments over three years from the grant date. As noted above, stock options have been eliminated for our NEOs in our new fiscal 2019 executive compensation program.

Fiscal 2018 Stock Option Awards

	Number of Shares	Grant Date Fair Value[1]
Ernie Herrman	43,220	$618,910
Carol Meyrowitz[2]	—	—
Michael MacMillan	19,540	$279,813
Richard Sherr	22,540	$322,773
Scott Goldenberg	19,540	$279,813

[1] Reflects the aggregate grant date fair value of September 2017 option awards as determined for financial reporting purposes. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2018.

[2] Under the terms of her employment agreement effective at the beginning of fiscal 2017, Ms. Meyrowitz is not eligible for new option grants.

Long Range Performance Incentive Plan (LRPIP). LRPIP awards are designed to motivate our NEOs and other key Associates to achieve or exceed long-term financial goals, as well as to foster teamwork and collaboration across the company and promote retention. As our LRPIP awards have overlapping three-year cycles, in each fiscal year we complete a cycle, continue our performance under an ongoing cycle and grant awards for a new cycle.

Key Features of LRPIP:

•	Broad-based program that extends throughout our global organization, emphasizing team-based execution of our company-wide business strategies over a longer time horizon

•	Performance tied to objective long-term business goals

•	Performance results must be certified by the ECC

•	No discretionary increases for fiscal 2016-2018 LRPIP payments to our NEOs

•	Maximum individual payout limits apply to all awards (no more than $5,788,125, and no more than 200% of each NEO award opportunity, for the fiscal 2016-2018 cycle)

Fiscal 2016-2018 LRPIP – Completed Cycle

Performance conditions: LRPIP goals and awards for the fiscal 2016-2018 cycle were established by the ECC during fiscal 2016. LRPIP goals are generally intended to reflect the company’s longer-term strategic planning, which is built from Board-approved company business plans and starts with our operating divisions, taking into account a variety of factors at the time the goals are established. In setting the fiscal 2016-2018 LRPIP goals, the ECC believed that the targets were challenging but reasonably achievable and reflected the long-term growth goals for our primary divisions. The ECC determined that the payout formulas reflected an appropriate pay-for-performance sensitivity for a long-term incentive program; that cumulative three-year adjusted pre-tax income was an appropriate and effective metric to motivate, focus, and reward operational performance across the company over a longer time horizon; and that using a weighted combination of performance of our four major divisions would promote our team-based approach to achieving our long-term goals. The fiscal 2016-2018 goals also included specified rates for converting foreign income (to remove the impact of translational foreign exchange) and automatic adjustments to reflect certain contingent but objectively determinable events that may affect performance.

2018 Proxy Statement    37

Performance results for the fiscal 2016-2018 cycle: After the end of fiscal 2018, LRPIP performance results for this cycle were certified by the ECC.

Fiscal 2016-2018 LRPIP Goals and Results

(Adjusted Pre-Tax Income1 in 000s)

	Performance Goals				Actual Performance Results
Division	Threshold[2] 60% performance (Payout% = 0%)	Cumulative 3-Year Performance Target (Payout% = 100%)	Maximum[2] 140% performance (Payout% = 200%)	Divisional Weighting	Actual Cumulative 3-Year Performance		Unweighted Divisional Contribution to Award Payout%	Weighted Divisional Contribution to Award Payout%
		(A)		(B)	(C)		(D)	(B x D)
Marmaxx	$5,084,581	$ 8,474,301	$ 11,864,021	68.5%		$9,129,890	119.35%	81.75%
HomeGoods	$ 943,765	$ 1,572,942	$ 2,202,119	10.5%		$1,820,857	139.40%	14.64%
TJX Canada	C$ 760,066	C$1,266,777	C$ 1,773,488	10.5%	C$	1,737,064	192.95%	20.26%
TJX Europe	£ 465,012	£ 775,020	£ 1,085,028	10.5%		£604,430	44.98%	4.72%
				100%		Total Payout:[3]		121.37%

1 Fiscal 2016-2018 LRPIP performance was measured by adjusted pre-tax income goals for our four major divisions for the three-year period as shown above. (TJX Europe was renamed TJX International at the end of fiscal 2016.) Under the terms pre-established by the ECC at the beginning of fiscal 2016, LRPIP performance goals and results were adjusted to reflect pre-established currency exchange rates (to remove the impact of translational foreign exchange) and to exclude capitalized inventory costs, interest income and expense, mark-to-market impact of inventory derivatives, and certain new businesses (Austria, the Netherlands, U.S. e-commerce, and Trade Secret). Fiscal 2016-2018 LRPIP performance results were further adjusted downward by the ECC to exclude certain transactional foreign exchange gains at TJX Europe during fiscal 2017.

2 The threshold and maximum amounts shown assume that each division performs at the same level against its target. Because each division contributes toward the final payout without a divisional threshold or maximum (to reflect aggregate company results), there is no single level of performance for threshold or maximum payouts.

3 To calculate the total payout, the actual performance (column C) is measured against the performance target for each division (column A). A pre-established payout formula determines the unweighted contribution of each division to the award payout (column D). Each unweighted contribution (column D) is then weighted according to the pre-established weightings (column B x column D) and added together to determine the overall LRPIP award payout percentage.

Award opportunities and payouts: At the beginning of the fiscal 2016-2018 cycle, the ECC approved individual LRPIP award opportunities based on a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant. The actual LRPIP award earned for each individual is the target opportunity for the cycle multiplied by the total payout percentage of 121.37%, as shown below.

	Fiscal 2016-2018 Target Opportunities	Fiscal 2016-2018 LRPIP Actual Award Earned
Ernie Herrman*	$1,100,000	$1,335,070
Carol Meyrowitz*	$1,575,000	$1,911,577
Michael MacMillan	$ 700,000	$ 849,590
Richard Sherr	$ 500,000	$ 606,850
Scott Goldenberg	$ 500,000	$ 606,850

* In fiscal 2016 when these awards were granted, Mr. Herrman served as the President of the company and Ms. Meyrowitz as the CEO. The CEO transition occurred at the beginning of fiscal 2017, when Mr. Herrman became CEO and President and Ms. Meyrowitz became Executive Chairman.

38    The TJX Companies, Inc.

Fiscal 2018-2020 LRPIP – New Cycle

At the beginning of fiscal 2018, the ECC established the new LRPIP target award opportunities for the fiscal 2018-2020 cycle for our NEOs. These opportunities were set after consideration of a variety of factors, including an assessment of overall competitiveness, mix of compensation elements, contractual obligations, and individual responsibilities at the time of the grant and are as follows:

Fiscal 2018-2020 LRPIP Target Opportunities
Ernie Herrman	$1,600,000
Carol Meyrowitz	$1,040,000
Michael MacMillan	$ 700,000
Richard Sherr	$ 700,000
Scott Goldenberg	$ 500,000

As part of the company’s long-term strategic planning process for fiscal years 2018 through 2020, the ECC also established the LRPIP adjusted pre-tax income target for this new three-year cycle based on aggregate targets for all divisions (without divisional weightings), payout formulas, and a maximum LRPIP payout percentage of 200%. The target is intended to be consistent with the Board-approved business plans for our divisions, to reflect the long-term growth goals for these divisions, and to be challenging but reasonably achievable. The minimum (threshold) level for any payout is 60% of the performance target and the maximum payout level is achieved if performance is at or above 140% of the performance target.

Consistent with our past disclosure practice, we plan to provide additional detail about the performance goals for this cycle, which are based on business targets through fiscal 2020, once the performance cycle is complete.

OTHER COMPENSATION PRACTICES, POLICIES AND GUIDELINES

RETIREMENT BENEFITS

All of our NEOs, other than Mr. MacMillan, are eligible to participate in our 401(k) plan and also participate in our broad-based pension plan for U.S. Associates under which benefits are accrued based on compensation and service. We also maintain a Supplemental Executive Retirement Plan (SERP). Ms. Meyrowitz is a vested participant in our primary SERP benefit program, a nonqualified pension benefit based on final average earnings. We have not offered primary SERP benefits to new participants for many years. Mr. Herrman, Mr. Sherr and Mr. Goldenberg participate in our alternative SERP benefit program, which is intended to restore pension benefits that would otherwise not be available due to Internal Revenue Code restrictions. Mr. MacMillan was eligible to participate in our U.S. retirement benefit programs for a portion of fiscal 2018, and, following his move to Canada, became eligible to participate in our Canadian retirement benefit programs for the balance of fiscal 2018. Long term incentives are not included in defined benefit pension calculations, and we do not have a policy of granting extra years of credited service for purposes of our pension plans. These programs are discussed under Pension Benefits.

DEFERRED COMPENSATION

During fiscal 2018, our NEOs could defer compensation under our Executive Savings Plan (ESP), an elective deferred compensation plan, intended to help us compete for and retain talent by providing participants with additional opportunities for personal financial planning and by rewarding and encouraging retention while emphasizing performance-based pay. Participants in the ESP, other than those eligible for our primary SERP benefit, are eligible to receive an employer match based in part on our performance under our MIP. Mr. Herrman, Mr. Sherr and Mr. Goldenberg received an ESP match for fiscal 2018. Mr. MacMillan received an ESP match for a portion of fiscal

2018 Proxy Statement    39

2018, and, following his move to Canada, became eligible to participate and receive a match under our Canadian Executive Savings Plan (CESP) for the balance of fiscal 2018.

Under his employment agreement, Mr. Herrman is eligible for additional performance-based company credits under the ESP for each of fiscal 2017, fiscal 2018 and fiscal 2019. The credits are made to Mr. Herrman’s ESP account after the end of the applicable fiscal year if he remains employed through the end of the year and to the extent applicable MIP performance goals are met for the year, with no credit provided if no MIP payout is achieved for the year. Mr. Herrman received the full additional ESP credit for fiscal 2018, which required achievement of at least 96% of the targeted corporate MIP performance (resulting in a MIP payout of at least 67%) for the year. The additional credits (and any earnings under the ESP) are payable to Mr. Herrman following his separation from service with the company if he complies with applicable post-employment non-competition, non-solicitation, and other covenants intended to protect the company. In determining the magnitude, duration, and conditions of the additional credits under ESP, the ECC undertook a holistic look at Mr. Herrman’s career compensation opportunities at the time of his transition to CEO, with the objective of ensuring the long-term retention of Mr. Herrman for the duration of his career as CEO while emphasizing performance-based pay. The additional performance-based ESP credits for Mr. Herrman are not intended to continue beyond fiscal 2019.

Ms. Meyrowitz has amounts previously deferred under our General Deferred Compensation Plan (GDCP), now closed to new deferrals, which earn notional interest at an annually adjusted rate based on U.S. Treasury securities. Our deferred compensation plans for NEOs are discussed with the compensation tables under Nonqualified Deferred Compensation Plans. Company-provided amounts under these programs are included below as All Other Compensation and detailed in footnote 5 to the Summary Compensation Table.

EXPATRIATE-RELATED BENEFITS

As part of our global mobility program, our policies provide that executive officers and other eligible Associates who relocate at our request are eligible for certain relocation and expatriate benefits to facilitate the transition and international assignment, including tax assistance. These policies are intended to recognize and compensate Associates for the costs associated with living and working outside the Associates’ home countries, with the goal that Associates are not financially advantaged or disadvantaged as a result of their international assignment and related taxes. During fiscal 2018, Mr. MacMillan continued to be eligible for benefits under this program in connection with his prior assignments in the U.K. and Canada. These benefits are detailed in footnote 5 to the Summary Compensation Table.

PERQUISITES

We provide limited perquisites and other personal benefits to our NEOs, which are reviewed every year by the ECC. These benefits consist generally of automobile allowances, financial and tax planning services, payment of life insurance premiums, and, for Mr. MacMillan, certain Canada-based benefits, none of which is grossed up for taxes. The amounts are included below as All Other Compensation and detailed in footnote 5 to the Summary Compensation Table.

STOCK OWNERSHIP GUIDELINES

We have stock ownership guidelines that apply to all of our executive officers. Our CEO and President and our Executive Chairman are expected to attain stock ownership with a fair market value equal to at least five times annual base compensation. Our Chief Financial Officer and each Senior Executive Vice President are expected to attain stock ownership with a fair market value of at least three times annual base compensation. At age 62, the ownership guidelines are reduced by fifty percent. These guidelines are designed to align our executives’ interests with those of our shareholders and to encourage a long-term focus. As of April 9, 2018, each of our executive officers was in compliance with our stock ownership guidelines and policies. Our policies also prohibit our executive officers from engaging in pledging or hedging transactions with respect to TJX stock.

40    The TJX Companies, Inc.

EMPLOYMENT AGREEMENTS

The ECC has reviewed and approved, after consultation with Pearl Meyer, individual employment agreements for our NEOs that set their terms of employment, including compensation, benefits, and termination and change of control provisions discussed under Severance, Retirement, and Change of Control Provisions. We believe that these employment agreements help retain our executives and support our succession planning process, including our CEO transition at the start of fiscal 2017. The ECC takes the terms of these agreements into account when approving compensation for our NEOs.

Each of our NEO employment agreements has a three-year term. Our agreements with Mr. Herrman and Ms. Meyrowitz, unless terminated earlier in accordance with their terms, continue until February 2, 2019. In February 2018, we entered into new employment agreements with Mr. Goldenberg and Mr. Sherr, which became effective at the beginning of fiscal 2019 and, unless terminated earlier in accordance with their terms, continue until January 30, 2021. Mr. MacMillan is scheduled to retire from TJX in April 2018, and in January 2018 we entered into a letter agreement with him confirming the terms of his retirement.

The agreements with our NEOs establish a minimum level of base salary and provide for participation in the SIP, MIP and LRPIP, at levels commensurate with the executive’s position and responsibilities and subject to terms established by the ECC, and also entitle the executives to participate in TJX’s fringe benefit and deferred compensation plans, including, in the case of Mr. Herrman and Ms. Meyrowitz, an automobile allowance commensurate with their respective positions and, in the case of Mr. MacMillan, the company’s executive life insurance program. Mr. Herrman’s and Ms. Meyrowitz’s agreements also provide for minimum MIP and LRPIP target award levels during the term of the agreements. Mr. Herrman’s agreement provides for enhanced benefits to him under our ESP, including an increased company match and the additional performance-based company credits described above in Deferred Compensation. Ms. Meyrowitz’s agreement provides for annual performance-based stock awards with a grant date value of $5 million that will be subject to satisfaction of performance criteria with a three-year performance vesting period and also specifies interest rate assumptions for determining her SERP benefit. Mr. MacMillan’s agreement includes provisions related to his move to Canada during 2017 and his prior international assignments.

SEVERANCE, RETIREMENT, AND CHANGE OF CONTROL PROVISIONS

We provide benefits to our executive officers, in connection with certain terminations of employment and in connection with a change of control of TJX, under the terms of our employment agreements and plans. Each NEO has agreed to post-employment non-competition, non-solicitation and other covenants intended to protect our business. We believe that severance, retirement, and change of control protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending and that, more generally, it is important to define the relative obligations of TJX and our NEOs, including obtaining protection against competition and solicitation. We seek to achieve these objectives in a manner consistent with our other compensation objectives described above, taking into account contractual obligations and current market practice, among other considerations. These provisions are described in more detail under Potential Payments upon Termination or Change of Control.

CLAWBACK POLICY

We have a clawback policy that, in the event of a material restatement of financial results, allows the Board, based on available remedies, to seek recovery or forfeiture from any current or former executive officer of the portion of incentive compensation that was received by or vested in the executive officer during the three-year period prior to the determination that a restatement was required and that would not have been earned had performance been measured on the basis of the restated results where the Board reasonably determines that the executive engaged in knowing or intentional fraudulent or illegal conduct that materially contributed to the need for the restatement.

2018 Proxy Statement    41

ANNUAL COMPENSATION RISK ASSESSMENT

As discussed in Compensation Program Risk Assessment on p. 11, we consider our compensation policies and practices, including our executive officers’ compensation program, as part of our annual enterprise risk assessment process. The ECC considers, among other things, what risks could be created or encouraged by our executive compensation plans and arrangements and how those potential risks are monitored, mitigated and managed. In fiscal 2018, the ECC determined that our overall compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on TJX.

TAX AND ACCOUNTING CONSIDERATIONS

We have historically structured incentive compensation arrangements with a view toward qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code (Section 162(m)), although we have viewed and continue to view the availability of a tax deduction as only one relevant consideration. The ECC believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for our success.

Federal tax legislation enacted in December 2017 eliminated the Section 162(m) performance-based compensation exemption prospectively and made other changes to Section 162(m), but with a transition rule that preserves the performance-based compensation exemption for certain arrangements and awards in place as of November 2, 2017. We intend to continue to administer arrangements and awards subject to this transition rule with a view toward preserving their eligibility for the performance-based compensation exemption to the extent practicable and consistent with the non-tax compensation program objectives noted above.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

Executive Compensation Committee

Alan M. Bennett, Chairman

José B. Alvarez

Jackwyn L. Nemerov

Willow B. Shire

42    The TJX Companies, Inc.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation for our principal executive officer, our principal financial officer and our three other most highly paid executive officers during fiscal 2018 (collectively, our named executive officers (NEOs)):

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compen- sation(5)	Total
Ernie Herrman(6)	2018	$ 1,619,232	—	$ 9,000,001	$ 618,910	$ 3,069,753	$ 1,286,199	$ 1,286,076	$ 16,880,171
Chief Executive Officer and President	2017	1,525,001	—	9,000,025	613,574	5,036,974	793,306	1,567,986	18,536,866
	2016	1,382,309	—	14,106,551	527,072	3,614,627	160,103	390,093	20,180,755
Scott Goldenberg	2018	905,770	—	3,068,400	279,813	962,645	483,738	133,767	5,834,133
SEVP, Chief Financial Officer	2017	813,462	—	2,751,700	277,323	1,293,405	374,162	245,798	5,755,850
	2016	738,463	—	2,101,500	285,546	1,151,396	131,427	226,875	4,635,207
Carol Meyrowitz(7)	2018	1,053,846	—	5,000,035	—	3,040,563	4,217,594	43,190	13,355,228
Executive Chairman	2017	1,000,002	—	5,000,075	—	4,226,712	4,232,666	43,514	14,502,969
	2016	1,575,002	—	10,000,030	631,618	5,706,608	1,597,465	48,974	19,559,697
Michael MacMillan(8)	2018	1,114,648	—	3,068,400	279,813	1,280,382	213,073	260,891	6,217,207
SEVP, Group President	2017	1,052,309	—	3,144,800	277,323	1,730,730	413,079	562,149	7,180,390
	2016	1,003,847	—	2,802,000	285,546	1,613,318	185,561	1,182,833	7,073,105
Richard Sherr	2018	1,070,195	—	3,068,400	322,773	1,027,233	563,104	150,210	6,201,915
SEVP, Group President	2017	921,232	—	3,144,800	319,955	1,393,079	410,892	272,812	6,462,770
	2016	855,540	—	3,511,600	329,420	1,313,292	90,222	256,620	6,356,694

(1)	Reflects salary earned during the fiscal year, including any salary adjustments made during the fiscal year. Fiscal 2018 was a 53-week year. Fiscal 2017 and fiscal 2016 were 52-week years.

(2)	Reflects the aggregate grant date fair value of stock and option awards, determined in accordance with ASC Topic 718, disregarding the effects of estimated forfeitures. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2018.

(3)	Reflects amounts earned under both MIP and LRPIP. For fiscal 2018, MIP amounts were: Mr. Herrman, $1,734,683; Mr. Goldenberg, $355,795; Ms. Meyrowitz, $1,128,986; Mr. MacMillan, $430,792; and Mr. Sherr, $420,383. For the fiscal 2016-2018 LRPIP cycle, the amounts were: Mr. Herrman, $1,335,070; Mr. Goldenberg, $606,850; Ms. Meyrowitz, $1,911,577; Mr. MacMillan, $849,590; and Mr. Sherr, $606,850. Amounts earned were paid in calendar 2018 following the ECC’s certification of performance results.

(4)	Reflects the change in the actuarial present value of accumulated benefit obligations under our broad-based pension plan and our SERP. Under SEC rules, these pension values reflect actuarial assumptions described under Pension Benefits, below. Our NEOs did not receive above-market or preferential earnings on non-tax qualified deferred compensation.

(5)	The table below provides additional details about the amounts listed under All Other Compensation for fiscal 2018. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the company.

2018 Proxy Statement    43

Name	Automobile Benefit	Reimbursement for Financial Planning Services	Employer Contributions or Credits Under Savings Plans(a)	Company Paid Amounts for Insurance/ Health(b)	Expatriate- Related Expenses(c)	Total All Other Compensation
Ernie Herrman	$ 36,594	$ 1,500	$ 1,246,941	$ 1,041	—	$ 1,286,076
Scott Goldenberg	36,594	1,500	94,632	1,041	—	133,767
Carol Meyrowitz	36,594	1,500	4,055	1,041	—	43,190
Michael MacMillan	37,756	—	87,877	6,178	129,080	260,891
Richard Sherr	36,594	1,500	111,075	1,041	—	150,210

(a)	Reflects matching contributions under our 401(k) plan for each NEO, matching credits under our ESP for each NEO (other than Ms. Meyrowitz), matching credits under our CESP and broad-based Canadian retirement savings program for Mr. MacMillan, and additional performance-based company credits under our ESP for Mr. Herrman. More information about ESP and CESP company credits can be found above in the Deferred Compensation section of the CD&A and under Nonqualified Deferred Compensation Plans below.

(b)	Reflects company-paid amounts under our U.S. management life insurance program, plus, for Mr. MacMillan, company-paid amounts under our life, AD&D, and long-term disability insurance programs and executive health assessment program in Canada.

(c)	Reflects expenses pursuant to our global mobility program in connection with Mr. MacMillan’s prior international assignments. Amounts reflect estimated net amounts payable under our tax equalization policy arising from additional taxes payable in respect of Mr. MacMillan’s compensation as a result of his prior international assignments ($108,625), plus administrative costs under our global mobility program, including the cost of tax assistance services. The policies in our global mobility program are designed to enable us to relocate talent where needed throughout our global business.

(6)	Mr. Herrman has served as Chief Executive Officer and President since the beginning of fiscal 2017 and served as President during fiscal 2016. Mr. Herrman’s stock awards and total compensation reported above for fiscal 2016 include the grant date value of a performance-based restricted stock unit (career shares) award of 70,186 shares granted in connection with Mr. Herrman’s transition to CEO and scheduled to vest in full at the end of fiscal 2026 with pro-rated annual vesting beginning at the end of fiscal 2020, subject to continued employment with the company.

(7)	Ms. Meyrowitz served as Chief Executive Officer during fiscal 2016. Since the beginning of fiscal 2017, Ms. Meyrowitz has served as Executive Chairman of the Board and as an active and integral member of our executive management team. For more information, refer to p. 29 in the CD&A.

(8)	For Mr. MacMillan, amounts paid in U.K. pounds sterling were converted to U.S. dollars at the average annual exchange rate of $1.3021 per pound for fiscal 2018, $1.3391 per pound for fiscal 2017, and $1.5225 per pound for fiscal 2016 and amounts denominated and paid in Canadian dollars were converted to U.S. dollars at the average annual exchange rate of $0.7753 per Canadian dollar for fiscal 2018. Under his employment agreement, Mr. MacMillan is eligible to receive certain cash benefits (otherwise denominated in U.S. dollars) in Canadian dollars. Mr. MacMillan is retiring from TJX, with a scheduled retirement date in April 2018.

Our NEOs were entitled under their employment agreements to participate in SIP, MIP and LRPIP and received cash incentives and equity incentives only pursuant to these plans during fiscal 2018. The employment agreements with Ms. Meyrowitz and Mr. Herrman provide for target award opportunities during the term of the agreement of at least 150% of their respective base salaries for MIP and at least 100% of their respective base salaries for LRPIP, payment of reasonable fees of legal and financial advisors incurred in negotiating their agreements and an automobile allowance commensurate with their positions. These employment agreements also provided for performance-based stock awards during fiscal 2016 for each executive in connection with our CEO transition and, starting in fiscal 2017, annual performance-based stock awards for Ms. Meyrowitz during the term of the agreement as described in the CD&A on p. 41. Under his employment agreement, Mr. MacMillan was eligible for the company’s executive life insurance program and for any remaining benefits in connection with his prior international assignments, including applicable tax equalization benefits, and also was eligible to receive certain cash benefits (otherwise denominated in U.S. dollars) in Canadian dollars.

All of our NEOs were eligible to participate in our tax-qualified defined benefit plan and were eligible to make deferrals to our 401(k) plan and our ESP for all or part of fiscal 2018. All of our NEOs except Ms. Meyrowitz received matching credits under the ESP and were eligible to participate in our alternative SERP benefit for all or part of fiscal 2018. Mr. Herrman received additional performance-based company credits for fiscal 2018 under our ESP in connection with his employment agreement that became effective at the time of his transition to CEO, as described in the CD&A on p. 40. Ms. Meyrowitz participated in our primary SERP benefit. Mr. MacMillan was also eligible to participate in Canada-based retirement and savings programs, including the CESP, during fiscal 2018. Our NEOs were also entitled to receive an automobile benefit and to participate in fringe benefit plans and programs made available to executives generally (including Canada-based benefits for Mr. MacMillan).

44    The TJX Companies, Inc.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2018

The following table reports potential payouts under our cash incentive plans and all other stock and option awards that were granted during fiscal 2018 to our NEOs:

Name and Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under- lying Options(#)	Exercise or Base Price of Option Awards ($)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Ernie Herrman
MIP(4)		—	$2,428,848	$4,857,696
LRPIP(5)		—	1,600,000	3,200,000
Stock Options	9/14/17								43,220	$73.21	$618,910
Stock Awards(6)	4/4/17				—	117,325	—				9,000,001
Scott Goldenberg
MIP(4)		—	498,173	996,347
LRPIP(5)		—	500,000	1,000,000
Stock Options	9/14/17								19,540	73.21	279,813
Stock Awards(6)	4/4/17				—	40,000	—				3,068,400
Carol Meyrowitz
MIP(4)		—	1,580,770	3,161,539
LRPIP(5)		—	1,040,000	2,080,000
Stock Options	—								—
Stock Awards(6)	4/4/17				—	65,181	—				5,000,035
Michael MacMillan
MIP(4)		—	603,181	1,206,363
LRPIP(5)		—	700,000	1,400,000
Stock Options	9/14/17								19,540	73.21	279,813
Stock Awards(6)	4/4/17				—	40,000	—				3,068,400
Richard Sherr
MIP(4)		—	588,607	1,177,214
LRPIP(5)		—	700,000	1,400,000
Stock Options	9/14/17								22,540	73.21	322,773
Stock Awards(6)	4/4/17				—	40,000	—				3,068,400

(1)	Non-Equity Incentive Plan amounts above reflect short-term cash incentives granted under our MIP and long-term cash incentives granted under LRPIP. Our MIP and LRPIP are discussed above in the CD&A.

(2)	All option awards were granted with an exercise price equal to the closing price of our common stock on the NYSE on the date of grant.

(3)	Reflects the aggregate grant date fair value of stock and option awards. Stock awards are valued based on the closing price of our common stock on the NYSE on the grant date, $76.71. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note H to our consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2018.

(4)	Reflects award opportunities under the fiscal 2018 MIP. Actual amounts earned under the fiscal 2018 MIP awards are discussed in the CD&A and footnote 3 to the Summary Compensation Table. CAD-denominated amounts for Mr. MacMillan are converted from Canadian dollars at the average annual exchange rate of $0.7753 per Canadian dollar.

(5)	Reflects award opportunities under the fiscal 2018-2020 LRPIP cycle discussed on p. 37 in the CD&A.

(6)	Reflects performance-based deferred stock awards granted under SIP discussed on p. 35 in the CD&A.

2018 Proxy Statement    45

In fiscal 2018, we granted all equity incentives, including stock options and performance-based stock awards, under SIP. Our stock options have a maximum term of ten years from the grant date and generally vest in equal annual installments over three years and in the event of certain terminations of employment. In the event an NEO’s employment is terminated by reason of death, disability, or retirement at or after age 65 with five or more years of service, vested options generally remain exercisable for up to five years following termination, unless the option terminates on an earlier date pursuant to its terms. Following a retirement at or after age 65 with ten or more years of service, or a retirement at or after age 60 with twenty or more years of service, vested options generally remain exercisable for five years following termination and unvested options continue to vest for the three-year period following retirement on the same basis as if the NEO had not retired and generally remain exercisable for five years following retirement, unless the option terminates on an earlier date pursuant to its terms. In the event of any other termination, other than a termination for cause, vested options for our NEOs generally remain exercisable for up to six months following termination (as specified under the terms of the option), unless the option terminates on an earlier date pursuant to its terms. All options, whether or not then vested, are forfeited on a termination for cause.

The performance-based stock awards have both service-based and performance-based vesting conditions. For performance-based stock awards granted to our NEOs in fiscal 2018, the service-based conditions are satisfied by continuous employment through one or more specified dates or in the event of certain terminations of employment (as described below) and the performance-based conditions are tied to achievement of the targeted cumulative pre-tax income performance for the fiscal 2018-2020 LRPIP cycle, as described in the CD&A on p. 39. The unvested award is forfeited in whole or in part if achievement is below the specified vesting level. When a participant’s performance-based stock award vests, the participant is entitled to any dividends (or dividend equivalents) for the restricted period.

46    The TJX Companies, Inc.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END

The following table provides information on outstanding option and stock awards held as of February 3, 2018 by our NEOs:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underling Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards:	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards:
			Number of Securities Underlying Unexercised Unearned Options					Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)(3)
Ernie Herrman
	53,140	0	—	$45.17	9/20/22
	46,552	0	—	56.72	9/19/23
	44,230	0	—	59.70	9/10/24
	24,267	12,133	—	72.54	9/17/25
	14,057	28,113	—	75.04	9/15/26
	0	43,220	—	73.21	9/14/27
						200,186	$15,708,595	231,800	$18,189,346
Scott Goldenberg
	6,468	0	—	56.72	9/19/23
	15,973	0	—	59.70	9/10/24
	13,147	6,573	—	72.54	9/17/25
	6,354	12,706	—	75.04	9/15/26
	0	19,540	—	73.21	9/14/27
						30,000	2,354,100	75,000	5,885,250
Carol Meyrowitz
	108,320	0	—	26.555	9/07/21
	17,666	0	—	59.70	9/10/24
	29,080	14,540	—	72.54	9/17/25
						0	0	128,779	10,105,288
Michael MacMillan
	7,986	0	—	59.70	9/10/24
	13,147	6,573	—	72.54	9/17/25
	6,354	12,706	—	75.04	9/15/26
	0	19,540	—	73.21	9/14/27
						40,000	3,138,800	80,000	6,277,600
Richard Sherr
	15,167	7,583	—	72.54	9/17/25
	7,330	14,660	—	75.04	9/15/26
	0	22,540	—	73.21	9/14/27
						40,000	3,138,800	80,000	6,277,600

2018 Proxy Statement    47

(1)	All option awards have a maximum term of ten years from the grant date and vest in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon certain employment terminations. Option awards granted prior to September 2015 vest upon a change of control. Option awards granted in or after September 2015 will vest upon a change of control if the options are not continued or assumed in the transaction or in the event of a qualifying termination of employment following the change of control.

(2)	Market values reflect the closing price of our common stock on the NYSE on February 2, 2018 (the last business day of fiscal 2018), which was $78.47.

(3)	The stock awards have both service-based and performance-based vesting conditions, as further described in the following table and under Potential Payments upon Termination or Change of Control below. For performance-based stock awards granted since September 2015, performance conditions are deemed satisfied upon a change of control of TJX (with settlement of the award to the extent the original service conditions were satisfied) and the awards will vest in full upon the change of control if not continued or assumed in the transaction or in the event of a qualifying termination of employment following the change of control. Performance-based stock awards granted before September 2015 fully vest upon a change of control of TJX. The following table shows the performance vesting conditions and scheduled vesting dates for our NEOs’ unvested performance-based stock awards as of February 3, 2018:

Name	Number of Unvested Shares/Units	Performance Conditions(a)	Vesting Date(b)

Ernie Herrman	130,000	Fiscal 2016-18 LRPIP	4/15/18
	114,475	Fiscal 2017-19 LRPIP	4/19(c)
	117,325	Fiscal 2018-20 LRPIP	3/20(c)
	70,186	Fiscal 2017 MIP (Corporate)	Prorated annual vesting beginning 2/01/20(d)

Scott Goldenberg	30,000	Fiscal 2016-18 LRPIP	4/15/18
	35,000	Fiscal 2017-19 LRPIP	4/19(c)
	40,000	Fiscal 2018-20 LRPIP	3/20(c)

Carol Meyrowitz	63,598	Fiscal 2017-19 LRPIP	4/19(c)
	65,181	Fiscal 2018-20 LRPIP	3/20(c)

Michael MacMillan	40,000	Fiscal 2016-18 LRPIP	4/15/18
	40,000	Fiscal 2017-19 LRPIP	4/19(c)
	40,000	Fiscal 2018-20 LRPIP	3/20(c)

Richard Sherr	40,000	Fiscal 2016-18 LRPIP	4/15/18
	40,000	Fiscal 2017-19 LRPIP	4/19(c)
	40,000	Fiscal 2018-20 LRPIP	3/20(c)

(a)	Performance-based vesting conditions will be satisfied if performance under the applicable plan, as certified by the ECC, results in a payment of at least 67% of the target award payout for the performance period. If the payout is less than 67% for the performance period, a prorated portion of the unvested award will be forfeited. If no payout is achieved for the performance period, the entire unvested award will be forfeited.

(b)	Each LRPIP-based performance-based stock award shown above has service-based vesting conditions that will be satisfied by continued employment through the last day of the three-year performance period or, for fiscal 2016-2018 LRPIP-based stock awards, through the vesting date. Performance-based stock awards may also accelerate or remain outstanding and eligible to vest in the event of a termination due to death or disability (or, for Mr. Herrman and Ms. Meyrowitz, involuntary termination) prior to the scheduled vesting date, as described further under Potential Payments upon Termination or Change of Control below. Fiscal 2017-2019 LRPIP-based stock awards and fiscal 2018-2020 LRPIP based-stock awards will also remain outstanding and eligible to vest upon retirement at or after age 65 with ten or more years of service, or retirement at or after age 60 with twenty or more years of service, prior to the scheduled vesting date, as described further under Potential Payments upon Termination or Change of Control below.

(c)	Expected date of ECC certification of the applicable performance results, which typically occurs in March or April after the end of the performance cycle.

(d)	Mr. Herrman’s performance-based career shares, granted in fiscal 2016 in connection with his transition to Chief Executive Officer, are restricted stock units that are scheduled to vest in full at the end of fiscal 2026 with pro-rated annual vesting beginning at the end of fiscal 2020, subject to his continued employment with TJX.

48    The TJX Companies, Inc.

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL 2018

The following table provides information relating to option exercises and performance-based stock award vesting for our NEOs during fiscal 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Ernie Herrman	70,380	$3,695,090	130,000	$ 9,985,300
Scott Goldenberg	0	0	30,000	2,304,300
Carol Meyrowitz	91,115	1,905,345	140,371	11,005,086
Michael MacMillan	16,391	333,547	40,000	3,072,400
Richard Sherr	9,213	116,913	40,000	3,072,400

(1)	Represents the stock price on the NYSE at exercise minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)	Represents the fair market value of the shares on the vesting date, calculated as the closing stock price on the NYSE on the vesting date (or the previous business day if vesting occurred during a weekend) multiplied by the number of shares vesting.

PENSION BENEFITS

In the U.S., we have a tax-qualified defined benefit plan, or Retirement Plan, and a nonqualified Supplemental Executive Retirement Plan, or SERP. We do not have a policy of granting extra years of credited service for purposes of these plans. Our Retirement Plan was closed to new hires as of February 1, 2006, although participants employed prior to that date continue to accrue benefits. We have not offered primary SERP benefits to any new participants in many years and do not currently intend to do so in the future, although we continue to offer an alternative SERP benefit to eligible participants whose Retirement Plan benefits are affected by certain limitations, as described below.

Under our Retirement Plan, participants accrue a benefit payable as an annuity at retirement. Once participation has commenced, after an initial one-year eligibility period, the amount accrued each year, expressed as a life annuity commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit ($128,000 in calendar 2018 and $124,000 in calendar 2017) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation for any year in excess of another periodically adjusted limit, currently $275,000, is disregarded for these purposes. Eligible participants are also entitled to supplemental credits. Benefits under the Retirement Plan generally vest after five years of vesting service. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of vesting service may elect to receive a reduced annuity benefit commencing at age 55 or later. If the participant dies before commencing his or her benefit, a pre-retirement death benefit is payable to the participant’s surviving spouse.

Under our SERP, the primary benefit provides participants who retire at or after age 55 with at least ten years of service a benefit equal to the value of an annuity commencing at age 65 providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. The primary SERP benefit is adjusted for interest for participants who retire after age 65. Ms. Meyrowitz is the only one of our NEOs eligible for a SERP primary benefit and has accrued the full benefit except for any increases related to final average earnings. Under her employment agreement, Ms. Meyrowitz is entitled to specified interest rate averaging assumptions if more favorable than her primary benefit under existing SERP terms. In determining final average earnings, the primary SERP includes base salary and MIP, but not LRPIP, and uses the highest average of five years over the preceding ten years. The alternative SERP benefit provides participants whose Retirement Plan benefits are affected by Internal Revenue Code benefit limitations with the amount of the benefits lost by reason of those limitations. Participants who are eligible for the primary benefit are eligible to receive the alternative benefit in lieu of the primary benefit if it provides a greater benefit at the time of retirement or other termination of employment.

2018 Proxy Statement    49

Benefits under SERP are payable following retirement or other termination of employment in installments or in certain other forms of actuarially equivalent value, including a lump sum. If the participant dies prior to retirement or other termination of employment, a pre-retirement death benefit is payable to the participant’s surviving spouse.

PENSION BENEFITS FOR FISCAL 2018

The following table provides information on pension benefits for our NEOs eligible for these benefits as of February 3, 2018. All of our NEOs are fully vested in their Retirement Plan and SERP benefits.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments Made During Last Fiscal Year
Ernie Herrman	Retirement Plan	28	$670,268	—
	SERP (Alternative)	28	4,495,932	—
Scott Goldenberg	Retirement Plan	25	799,888	—
	SERP (Alternative)	25	1,532,791	—
Carol Meyrowitz	Retirement Plan	31	977,840	—
	SERP (Primary)	20	36,345,924	—
Michael MacMillan	Retirement Plan	12	335,611	—
	SERP (Alternative)	12	1,847,938	—
Richard Sherr	Retirement Plan	25	755,010	—
	SERP (Alternative)	25	2,095,205	—

(1)	Participants in our Retirement Plan and our alternative SERP benefit program began to accrue credited service upon participation in the plans, generally after one year of service with TJX. Service credited for purposes of our primary SERP benefit is based on years of service with TJX but with a maximum of 20 years of service.

(2)	Under SEC rules, for purposes of calculating the present value of the accumulated pension benefits in the Pension Benefits table we assumed that each NEO commences his or her benefit at age 65 (or current age, if older than 65) and we used the same assumptions used and described in Note I to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2018, including a post-retirement mortality assumption based on the sex distinct RP-2014 Tables projected generationally with Scale MP-2017 from 2006. For our SERP, consistent with the assumptions used to determine the values in our Annual Report on Form 10-K for fiscal 2018, the present value of accumulated benefits assumes payment forms consistent with executive elections and has been converted to the applicable payment forms using IRS-prescribed mortality assumptions and an interest rate of 2.41% for the primary SERP benefit and 3.30% for the alternative SERP benefit. Actual amounts payable to our NEOs under our Retirement Plan and SERP would be determined based on the governing terms (including actuarial assumptions and form and timing of benefit payments) specified in our plans and agreements, which are not the same as, and could produce benefit values higher than those produced by, the assumptions used for purposes of the values reported in the Pension Benefits table or Summary Compensation Table.

NONQUALIFIED DEFERRED COMPENSATION PLANS

We have an Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees and our directors. Under the ESP, our NEOs and other eligible Associates can elect to defer up to 20% of base salary and up to 100% of any MIP and LRPIP awards and our directors can elect to defer annual retainers. Our NEOs (other than Ms. Meyrowitz) were eligible during all or a portion of fiscal 2018 to receive matching credits on base salary deferrals of up to 10% of base salary, with an enhanced level of matching credits generally based on the executive’s job level, age and/or pension eligibility for a period of up to 15 years. For calendar 2017, the potential match for these executives was 100% (or, for Mr. Herrman, 150%) of their eligible deferrals, plus, if our MIP performance resulted in a payout between 90% and 125% (or higher) of the target corporate award opportunities for fiscal 2018, an additional match ranging from 50% to 150% (or, for Mr. Herrman, ranging from 50% to 200%) of their eligible deferrals. No additional performance-based match was earned based on fiscal 2018 corporate MIP results. Matching employer credits are 100% vested after five years of plan participation, at age 55, or upon a change of control or separation from service by reason of death or disability. Eligible participants are also entitled to supplemental employer credits.

50    The TJX Companies, Inc.

As of February 3, 2018, all NEOs with ESP employer credits were fully vested. For fiscal 2018, under his employment agreement, Mr. Herrman was eligible for additional performance-based employer credits and received the full credit of $1 million based on fiscal 2017 corporate MIP results as discussed above in the CD&A. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other market investments selected by the participant. Although not required by the ESP, it has been our practice to purchase the investments notionally invested under the participants’ accounts to help meet our future obligations under the ESP.

Under the ESP, amounts deferred (and earnings on those amounts) are generally distributed following termination of employment unless the participant has elected an earlier distribution date, which may be no earlier than January 1st of the second year following the year of the deferral. Vested employer matching credits (and earnings on those amounts) are generally distributed at, or on a deferred basis following, a participant’s separation from service. Distributions are generally made in a lump sum payment, but a participant may elect to be paid in annual installments over a period of not more than ten years. Amounts vested under the ESP prior to January 1, 2005 (and earnings on those amounts) can be distributed at the participant’s request prior to termination of employment in a lump sum distribution of 85% of the vested account, with the remaining 15% forfeited.

Mr. MacMillan was eligible to participate in the Canadian Executive Savings Plan, or CESP, a deferred compensation plan for eligible employees of TJX Canada. Under the CESP, participants can contribute a portion of their base earnings to a trust fund maintained in Canada and receive notional matching employer credits, including a performance-based match based on TJX Canada MIP results. Supplemental amounts may also be contributed or credited to CESP. CESP contributions are invested, and matching credits are notionally invested, in mutual funds or other market investments selected by the participant. Mr. MacMillan holds amounts previously deferred under the CESP in connection with his prior service with TJX Canada, and again became eligible to participate in this plan during fiscal 2018 in connection with his move to Canada. Mr. MacMillan has a current right to his participant contributions to the CESP (and earnings on those amounts) and a right to employer matching credits (and earnings on those amounts) upon termination of employment. Distributions of matching credits are generally made in a lump sum or up to ten annual installments.

Through December 31, 2007, we offered eligible key employees and directors the opportunity to participate in the General Deferred Compensation Plan, or GDCP, another U.S. nonqualified deferred compensation plan. Ms. Meyrowitz is a vested participant in this plan. Under the GDCP, participants could defer all or a portion of base salary and MIP and LRPIP awards or, in the case of directors, retainers and meeting fees, which deferrals are credited with notional interest at an annually adjusted rate based on an average yield of Treasury securities during the prior year. For calendar 2017, this rate was 1.82%. No further deferrals were permitted beginning with fiscal 2009 compensation, but previously deferred amounts continue to be credited with notional interest amounts.

Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are distributed in a lump sum during employment or following termination of service as elected by the participant, or, for participants whose employment terminates at or after age 55, in a lump sum or in installments upon or following termination as elected by the participant (with all payments completed by the tenth anniversary of termination of service). Upon a change of control, each participant receives the entire amount credited to his deferred account in a lump sum payment.

2018 Proxy Statement    51

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2018

The following table provides information on fiscal 2018 nonqualified deferred compensation plans for our NEOs:

Name and Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Ernie Herrman
ESP	$161,923	$1,242,885	$221,651	—	$6,925,286
Scott Goldenberg
ESP	90,577	90,577	508,570	—	3,451,270
Carol Meyrowitz
GDCP	—	—	12,017	—	657,276
ESP	210,769	—	595,248	—	4,288,180
Michael MacMillan
ESP	16,308	16,308	523,920	—	3,818,584
CESP(5)	46,682	54,362	101,471	—	483,202
Richard Sherr
ESP	192,635	107,020	610,428	—	4,758,181

(1)	Reflects notional credits to participant accounts in ESP or after-tax participant contributions to CESP. Amounts are also included as Salary or Non-Equity Incentive Plan Compensation, as applicable, in the Summary Compensation Table.

(2)	Reflects notional credits to participant accounts. Amounts include the performance-based credits earned by Mr. Herrman under the ESP for fiscal 2018 but not credited until after the close of fiscal 2018, and the performance-based credits earned by Mr. MacMillan under the CESP for fiscal 2018 but not credited until after the close of fiscal 2018. The amounts in this column are also included in All Other Compensation column in the Summary Compensation Table.

(3)	Reflects notional market-based earnings on deferrals and other amounts credited to the account of plan participants under the ESP, notional interest under the GDCP as described above, and earnings under the CESP as described above. It has been our practice to purchase the specified notional investments under the ESP to help meet our future obligations under the ESP.

(4)	The aggregate balance includes deferrals of income for prior fiscal years. Amounts deferred by individuals who were NEOs for the fiscal year of the deferral were included in the compensation reported for those individuals in the compensation tables in prior proxy statements. The aggregate balance also includes earnings on amounts deferred and performance-based credits earned under the ESP and the CESP for fiscal 2018 but not credited until after the close of fiscal 2018.

(5)	CESP amounts for Mr. MacMillan are converted from Canadian dollars at the average annual exchange rate of $0.7753 per Canadian dollar.

52    The TJX Companies, Inc.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We believe that providing severance and change of control benefits helps us attract and retain high quality executives and protect our other business interests, as discussed further in the CD&A.

Potential Payments under our Employment Agreements. Each of our NEOs in fiscal 2018 was party to an employment agreement providing for payments in connection with the specified termination or change of control events, the material terms of which are summarized below.

•	Termination Other than for Cause or Constructive Termination: If we terminate an NEO’s employment other than for cause or the executive terminates employment in connection with a forced relocation of more than 40 miles (referred to as a constructive termination), the executive would be entitled to 24 months of continued base salary and any automobile allowance; cash payments in an amount sufficient after taxes to cover the cost of any COBRA continuation of health benefits during the salary continuation period (for executives other than Mr. MacMillan); cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect the executive’s period of service during the year or cycle; and equity awards in accordance with their terms. In addition, both Mr. Herrman and Ms. Meyrowitz are entitled to acceleration of stock options and to continued vesting of LRPIP-based stock awards to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect the executive’s period of service during the performance period (including, for Ms. Meyrowitz, service credit for the year in which termination occurs); salary continuation for Ms. Meyrowitz will continue to be based on her fiscal 2016 salary rate regardless of when termination occurs; and a constructive termination for Ms. Meyrowitz would also include a voluntary termination in connection with an involuntary removal or failure to be nominated or reelected to the Board or as Chairman of the Board.

•	Death or Disability: Upon a termination of employment by reason of death or disability, each NEO (or his or her legal representative) would be entitled to the same benefits as are described above, except that salary continuation would be subject to adjustment for any long-term disability benefits, the MIP award would be paid at target without proration, any stock option acceleration would be determined under the terms of the applicable award, and Mr. Herrman would be eligible for the additional performance-based credit under the ESP for the year of termination if applicable performance goals are met.

•	Retirement or Voluntary Termination: Our NEOs would not be entitled to these separation benefits upon a voluntary termination (other than a constructive termination), except that upon retirement or other voluntary termination (other than a constructive termination) Ms. Meyrowitz would be entitled to benefits under LRPIP and any LRPIP-based stock awards, in each case to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect her period of service during the performance period (including, in the case of LRPIP-based stock awards, service credit for the year in which termination occurs).

•	End of Contract Term: For each of our NEOs a termination occurring on the last day of the agreement term would be treated as a termination other than for cause unless we make an offer of continued service in a comparable position.

•	Change of Control: Upon a change of control (with or without a termination of employment), each NEO would be entitled to receive a lump sum settlement at target of MIP and LRPIP awards for which the performance period or cycle had not ended, plus any benefits (including any acceleration of awards) under the SIP and our deferred compensation plans (as described further below). We would also be obligated to pay legal fees and expenses the NEO reasonably incurs in seeking enforcement of contractual rights following a change of control.

The events that constitute a change of control under the agreements in effect during fiscal 2018 generally consist of the following, subject to the qualifications set forth in those agreements: a change of control required to be reported under the Exchange Act; the acquisition of 20% or more of our common stock followed by a change in a majority of our Board of Directors; a proxy solicitation or solicitations followed by a change in a majority of our Board of Directors; and the execution of certain agreements of acquisition, merger or consolidation followed by consummation of the transactions contemplated by such agreement.

2018 Proxy Statement    53

•	Change of Control Followed by Qualifying Termination: Upon a qualifying termination of employment following a change of control, each NEO would be entitled to receive alternative severance benefits instead of the separation-related benefits described above. The alternative severance benefits consist of a lump sum severance payment equal to two times the sum of the executive’s annual base salary, any annual automobile allowance and target MIP award amount; two years of continued participation in health and life insurance programs, except to the extent of replacement coverage; and any benefits (including any acceleration of awards) under the SIP and our deferred compensation plans (as described further below). For this purpose, base salary and the target MIP amount would be determined by reference to the higher of the executive’s base salary immediately prior to termination or the change of control (except that base salary for Ms. Meyrowitz would continue to be based on her fiscal 2016 salary rate), and base salary would be adjusted for any long-term disability benefits. Ms. Meyrowitz would also be entitled to a lump sum payment of her vested SERP benefit determined, if more favorable to her, under actuarial assumptions specified in her agreement representing early commencement of her unreduced benefit.

A qualifying termination for these purposes includes a termination by us other than for cause, by the executive for good reason (as defined in the agreements), or a termination by reason of death or disability, in each case within 24 months following a change of control without regard to the scheduled term of the agreement. A qualifying termination does not include a voluntary termination without good reason.

In addition to the amounts described above, the executives would remain entitled to vested and accrued, but unpaid, compensation and benefits (including earned but unpaid amounts under MIP and LRPIP) and to any SIP or deferred compensation benefits (as described below). Mr. MacMillan would be eligible for any remaining expatriate benefits associated with his prior international assignments following a termination of employment. In connection with his move to Canada, Mr. MacMillan would be eligible under his employment agreement to receive certain cash benefits (otherwise denominated in U.S. dollars) in Canadian dollars and for any continued coverage under TJX’s executive life insurance program. Our NEOs would not be entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent such a reduction would have put the executive in a better after-tax position.

Potential Acceleration or Continued Vesting of Unvested Equity Awards. Under the terms of awards granted under the SIP, upon a termination due to death or disability each of our NEOs would be entitled to partial acceleration of stock options granted more than three months prior to the date of termination; Mr. Herrman would be entitled to continued vesting of his fiscal 2016-2018 LRPIP-based stock award to the extent applicable performance goals are met and acceleration of his other LRPIP-based stock awards; Ms. Meyrowitz would be entitled to acceleration of her stock awards; and each of our NEOs, other than Mr. Herrman and Ms. Meyrowitz, would be entitled to continued vesting of stock awards to the extent applicable performance goals are met. In the event of a termination without cause or a constructive termination, Mr. Herrman and Ms. Meyrowitz would be entitled to full acceleration of unvested stock options and continued vesting of LRPIP-based stock awards to the extent applicable performance goals are met. Following a termination of employment at the end of fiscal 2018, each of the executives would have been able to exercise vested options in accordance with applicable post-termination exercise periods. Upon retirement at the end of fiscal 2018, Ms. Meyrowitz, Mr. Goldenberg, Mr. Sherr, and Mr. MacMillan would have been eligible for continued vesting of outstanding options, in accordance with the terms described above under the Grants of Plan-Based Awards table, and for continued vesting of fiscal 2017-2019 LRPIP-based stock awards and fiscal 2018-2020 LRPIP-based stock awards to the extent applicable goals are met. In each of these circumstances, the potential acceleration or continued vesting of unvested LRPIP-based stock awards held by our NEOs would be subject to proration, if applicable, based on the rules described in footnote 3 to the table below. Similar terms apply to PSUs and RSUs under our new compensation program for fiscal 2019 described above in the CD&A.

As described in the CD&A, new equity awards granted in September 2015 or later do not include automatic full accelerated vesting upon a change of control of TJX. Instead, performance conditions for performance-based stock awards will be deemed satisfied upon the change of control (with settlement of the award to the extent the original service conditions were satisfied), and stock options and performance-based stock awards will vest in full upon the change of control if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of

54    The TJX Companies, Inc.

employment following the change of control. A qualifying termination for these purposes includes an involuntary termination without cause or a termination for good reason within 24 months following the change of control. Equity awards granted before September 2015 vest in full upon a change of control of TJX.

Except as described above in connection with a change of control of TJX, Mr. Herrman’s performance-based career shares award is not eligible for acceleration or continued vesting in connection with any termination of employment.

Potential Acceleration of Unvested Deferred Compensation. As noted above under Nonqualified Deferred Compensation Plans, any unvested employer credit accounts under the ESP also vest in full upon a change of control or termination of employment due to death or disability, and any accounts under GDCP will be paid upon a change of control.

Related Provisions. Each NEO agreed to non-solicitation and non-competition provisions that operate during the term of employment and for 24 months thereafter, and to confidentiality provisions during and after employment. Benefits under the employment agreements and SERP, as well as benefits attributable to the enhanced employer credits at or above the Senior Executive Vice President level under the ESP (including Mr. Herrman’s additional performance-based credits), are also conditioned on compliance with restrictive covenants. Upon a change of control, our NEOs would no longer be subject to any covenant not to compete following a termination of employment.

For LRPIP awards starting with the fiscal 2019-2021 LRPIP cycle, under terms established by the ECC, NEOs and other LRPIP participants who retire at or after age 65 with ten or more years of service, or who retire at or after age 60 with twenty or more years of service, will be eligible for benefits under LRPIP to the extent applicable LRPIP goals are met and adjusted, if applicable, to reflect the participant’s period of service during the performance period. These LRPIP benefits are conditioned on compliance with applicable restrictive covenants.

The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A of the Internal Revenue Code (Section 409A), including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change of control not described in Section 409A.

2018 Proxy Statement    55

The following table sets forth aggregate estimated payment obligations to each of our NEOs, assuming that the triggering events had occurred on February 3, 2018, all pursuant to the terms of TJX’s plans and each executive’s employment agreement as in effect on such date.

Triggering Event and Payments(1)

	Ernie Herrman	Scott Goldenberg	Carol Meyrowitz	Michael MacMillan	Richard Sherr
Death/Disability
Severance	$3,200,000	$1,800,000	$3,150,000	$2,199,185	$2,100,000
MIP/LRPIP(2)	3,978,848	998,173	2,594,103	1,303,181	1,155,274
Acceleration of Option Awards(3)	75,517	36,597	32,884	36,597	42,222
Acceleration or Continued Vesting of Stock Awards(3)	19,812,355	5,374,500	8,566,873	6,455,533	6,455,533
Health, Life, and/or Automobile Benefits	145,113	124,909	124,909	74,491	124,909
Total(4)	27,211,833	8,334,179	14,468,769	10,068,987	9,877,938
Retirement or Voluntary Termination
LRPIP(2)	—	—	1,013,333	—	—
Continued Vesting of Option Awards(3)	—	185,340	86,222	185,340	213,811
Continued Vesting of Stock Awards(3)	—	2,935,875	8,566,873	1,058,767	3,204,033
Total	—	3,121,215	9,666,428	1,244,107	3,417,844
Termination without Cause/Constructive Termination
Severance	3,200,000	1,800,000	3,150,000	2,199,185	2,100,000
MIP/LRPIP(2)	1,550,000	500,000	1,013,333	700,000	566,667
Acceleration of Option Awards(3)	395,713	—	86,222	—	—
Continued Vesting of Stock Awards(3)	19,812,355	—	8,566,873	—	—
Health, Life and/or Automobile Benefits	145,113	124,909	124,909	74,491	124,909
Total	25,103,181	2,424,909	12,941,337	2,973,676	2,791,576
Change of Control
Settlement of MIP/LRPIP	3,125,000	1,000,000	2,040,000	1,400,000	1,200,000
Settlement or Acceleration of Stock Awards(3)	10,567,375	5,374,500	8,566,873	6,455,533	6,455,533
Total	13,692,375	6,374,500	10,606,873	7,855,533	7,655,533
Change of Control followed by Qualifying Termination
Change of Control Benefits (see above)	13,692,375	6,374,500	10,606,873	7,855,533	7,655,533
Acceleration of Option Awards(3)	395,713	185,340	86,222	185,340	213,811
Acceleration of Stock Awards(3)	24,186,739	3,056,088	1,725,287	3,190,167	3,190,167
Severance	8,000,000	2,790,000	6,270,000	3,408,737	3,255,000
Deferred Compensation Enhancement(5)	—	—	2,373,125	—	—
Health, Life, and/or Automobile Benefits	140,314	130,566	130,566	80,673	130,566
Reduction to Maximize After-Tax Benefit(6)	—	(305,599)	—	—	—
Total(4)	46,415,141	12,230,895	21,192,073	14,720,450	14,445,077

56    The TJX Companies, Inc.

(1)	We used the following assumptions to calculate the payments set forth in the table:

•	We assumed in each case that the termination was not for cause; the executive does not violate his or her non-competition, non-solicitation, confidentiality, or other obligations to us following termination; the executive (other than Mr. MacMillan) receives COBRA continuation of health coverage for up to 18 months but does not receive health or life insurance coverage from another employer within the relevant periods; and the executive does not incur legal fees requiring reimbursement from us. We also assumed that any change of control would have qualified as a “change in control event” under Section 409A.

•	For health care benefits, we estimated an amount sufficient after taxes to cover the cost of continuation of health coverage based on the COBRA rates in effect as of February 3, 2018 and assumed, in the case of a qualifying termination following a change of control, that employee contributions for health coverage will continue at rates in effect as of February 3, 2018.

•	In the case of payments following termination by reason of disability, the amounts shown assume salary continuation and/or long-term disability payments, coordinated to avoid duplication.

•	We valued performance-based stock awards and stock options using $78.47, the closing price of our common stock on the NYSE on February 2, 2018, the last business day of the fiscal year. For equity awards that would have accelerated or settled upon or continued vesting following the triggering event, we included the full value of all performance-based stock awards ($78.47 per share), plus the value of any accumulated dividends as of February 3, 2018 that would be payable upon the vesting of such awards, and the spread value ($78.47 per share minus the option exercise price) for all in-the-money stock options. See the Outstanding Equity Awards table on p. 47 for more information about these equity awards. Actual amounts that will be earned with respect to these equity awards may be different from the values included in the table.

•	In addition to the SERP enhancement described in footnote 5 of this table, our NEOs were eligible for benefits described above under Pension Benefits and Nonqualified Deferred Compensation Plans.

•	Amounts for Mr. MacMillan that are denominated in Canadian dollars are converted from Canadian dollars at the average annual exchange rate of $0.7753 per Canadian dollar.

We did not include any amounts in respect of accrued but unpaid base salary or benefits; any amounts in respect of bonuses under MIP and LRPIP for performance periods ending on February 3, 2018 that were earned but remained unpaid as of that date; any amounts in respect of stock options that were not in-the-money or outstanding equity awards that were earned based on service and performance as of February 3, 2018 or that would not have accelerated upon or continued vesting following the triggering event; or, for Mr. MacMillan, any remaining tax equalization benefits or other expatriate-related amounts under our global mobility program.

(2)	The amount, for each executive, includes a prorated award for each LRPIP cycle ending after February 3, 2018, based on the portion of the cycle completed as of February 3, 2018 and assuming target performance, plus, in the event of termination due to death or disability, the fiscal 2018 MIP award at target without proration. Proration for purposes of the LRPIP amount would have been determined based on the number of completed months in the cycle or, in the event of Ms. Meyrowitz’s retirement or voluntary termination, the number of completed years in the cycle.

(3)	The value of continued vesting of stock awards included in this table assumes that applicable performance conditions are satisfied. In the event of termination due to death or disability, retirement, or termination without cause or constructive termination, the potential acceleration, settlement, or continued vesting of LRPIP-based stock awards held by our NEOs would be subject to proration, if applicable, based on full fiscal years completed during the performance period, except that Ms. Meyrowitz’s LRPIP-based stock awards would be prorated one-third if the triggering event occurs before the end of the first fiscal year of the performance period or two-thirds if the triggering event occurs before the end of the second fiscal year of the performance period. Equity awards granted before September 2015 vest in full upon a change of control of TJX and are included under “Change of Control” in this table. Equity awards granted in September 2015 or later do not include automatic full accelerated vesting upon a change of control of TJX. These awards would vest in full upon a change of control of TJX if not continued or assumed in the transaction or, if continued or assumed, in the event of a qualifying termination of employment following the change of control, and are included under “Change of Control followed by Qualifying Termination” in this table, except that stock awards are included under “Change of Control” in this table to the extent the applicable service conditions were satisfied and the award would have been settled in connection with a change of control on February 3, 2018.

(4)	In the event of death on February 3, 2018, the beneficiaries of our NEOs would also have been entitled to the following amounts under our management- and executive-level life insurance programs: $720,240 for Mr. MacMillan and $975,000 for each other NEO. Company-paid amounts for these programs are included and described above in the Summary Compensation Table under All Other Compensation for fiscal 2018.

(5)	For Ms. Meyrowitz, the amount represents the estimated value of any enhancement under our SERP in the case of a qualifying termination following a change of control. The enhancement value represents the difference between (a) the estimated amount payable to Ms. Meyrowitz under SERP using the post-change of control actuarial assumptions specified in her employment agreement representing early commencement of her unreduced benefit and (b) the estimated amounts payable to Ms. Meyrowitz under SERP using the pre-change of control actuarial assumptions specified in the plan and her employment agreement (which as of February 3, 2018 would have produced higher lump sum benefit values than those shown in the Pension Benefits table above by $1,096,023).

(6)	In the case of a change of control (both with and without a termination of employment) occurring on February 3, 2018, we estimated the mandatory reductions to benefits that would apply in order to maximize the executive’s benefit after change-of-control excise and other taxes. For purposes of this determination, we assumed that all equity awards would have been cashed out at closing in the amounts described above in footnote 3 of this table; that only a portion of the value of stock options, performance-based stock awards with performance periods ending on February 3, 2018, accumulated cash dividends with respect to such stock awards, and certain other payments, would have been treated as contingent upon a change of control; and that none of the payments would be exempt under a special rule for reasonable compensation or treated as contingent upon a change of control under a special presumption applicable to agreements entered into or amendments made during fiscal 2018. Applying these assumptions we determined that the only case in which a mandatory reduction to benefits would have been required would have been a reduction to Mr. Goldenberg’s benefits in the case of a change of control with a qualifying termination occurring on February 3, 2018.

2018 Proxy Statement    57

CEO PAY RATIO

At the end of fiscal 2018, we operated over 4,000 retail stores, including more than 1,000 stores outside the U.S., and employed approximately 249,000 Associates worldwide. More than 86% of these Associates worked in our retail stores. Our total number of Associates, which is subject to seasonal variations, includes full-time, part-time, seasonal, and temporary employees. This workforce supports the execution of our flexible off-price business model, including the timing and frequency of store deliveries and the management of a rapidly changing mix of store inventory, throughout our global business.

Our CEO’s annual total compensation for fiscal 2018 was $16,880,171 as reflected in the Summary Compensation Table above. In accordance with SEC rules, the median of the annual total compensation of all employees (other than the CEO) was estimated to be $11,243 for fiscal 2018, which resulted in an estimated ratio of 1,501:1. The median employee for purposes of this estimate was a part-time hourly retail store Associate. To identify the median employee in accordance with these rules, we included all employees in our global operations as of the last day of fiscal 2018, including full-time, part-time, seasonal, and temporary employees, and estimated annual total compensation for all of these employees based on calendar 2017 payroll records in each jurisdiction, converting foreign currencies to U.S. dollars using an average annual exchange rate for calendar 2017. As part of this process, we annualized earnings for employees, other than seasonal and temporary employees, who were hired during the fiscal year.

SEC rules allow companies to use a variety of methods and assumptions to estimate median employee compensation, and factors such as industry, geography, business model, and workforce composition will vary across companies. Accordingly, the information above may not be comparable to information reported by other companies.

58    The TJX Companies, Inc.

DIRECTOR COMPENSATION

OVERVIEW

For fiscal 2018, our non-employee directors were entitled to the following payments:

•	Annual retainer of $80,000 for each non-employee director

•	Additional annual retainer of $28,000 for the Audit Committee Chairman

•	Additional annual retainer of $15,000 for each Audit Committee member (other than the Chairman)

•	Additional annual retainer of $26,000 for the Chairman of the subcommittee of the Audit Committee

•	Additional annual retainer of $23,000 for the Executive Compensation Committee Chairman

•	Additional annual retainer of $10,000 for each Executive Compensation Committee member (other than the Chairman)

•	Additional annual retainer of $18,000 for the Corporate Governance Committee Chairman

•	Additional annual retainer of $8,000 for each Corporate Governance Committee member (other than the Chairman)

•	Additional annual retainer of $18,000 for the Finance Committee Chairman

•	Additional annual retainer of $8,000 for each Finance Committee member (other than the Chairman)

•	Additional annual retainer of $70,000 for the Lead Director

•	Two annual deferred stock awards for each non-employee director, each representing shares of our common stock valued at $80,000

Employee directors do not receive separate compensation for their service as directors. Members of the Executive Committee do not receive committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (including deferred dividend awards) are granted under the SIP. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on a director’s continued service until the annual meeting next following the grant of the award (subject to possible earlier vesting in the event of a change of control if not continued or assumed in the transaction or if a qualifying termination of service as a director occurs following the change of control and prior to the scheduled vesting date), and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, that award is forfeited.

Our non-employee directors are eligible to defer their retainers under the ESP (described above in Nonqualified Deferred Compensation Plans) but are not eligible for matching credits. Amounts deferred by directors under the ESP are notionally invested in mutual funds or other market investments. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. During fiscal 2018, Mr. Bennett and Ms. Nemerov deferred amounts under the ESP. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP (described above in Nonqualified Deferred Compensation Plans), under which amounts deferred earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) will be distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts) are scheduled to be paid upon or after leaving the Board. Mr. Bennett and Ms. Shire have amounts previously deferred under the GDCP. We do not provide retirement, health or life insurance benefits to our non-employee directors.

2018 Proxy Statement    59

The following table provides information concerning compensation for our non-employee directors for fiscal 2018. Information about Mr. Herrman’s and Ms. Meyrowitz’s compensation for fiscal 2018 is provided with that of the other NEOs in the CD&A and in the accompanying tables above.

DIRECTORS COMPENSATION FOR FISCAL 2018

Name	Fees Earned or Paid In Cash	Stock Awards(1)(2)	Total
Zein Abdalla	$ 96,000	$ 169,031	$265,031
José B. Alvarez	105,000	203,647	308,647
Alan M. Bennett	111,000	206,307	317,307
David T. Ching	129,000	189,793	318,793
Michael F. Hines	116,000	208,780	324,780
Amy B. Lane	113,000	200,284	313,284
Jackwyn L. Nemerov	90,000	160,602	250,602
John F. O’Brien	150,000	220,089	370,089
Willow B. Shire	108,000	223,269	331,269

(1)	Reflects the grant date fair value of annual deferred share awards totaling $160,000 and annual credits of additional deferred shares in the amount of dividends accrued on deferred shares, determined in accordance with ASC Topic 718, disregarding the effect of estimated forfeitures and valued based on the closing price of our common stock on the NYSE on the grant date.

(2)	The following table shows the number of shares subject to outstanding stock awards for our non-employee directors as of February 3, 2018:

Name	Outstanding Stock Awards*
Zein Abdalla	9,486
José B. Alvarez	41,640
Alan M. Bennett	45,177
David T. Ching	28,770
Michael F. Hines	47,473
Amy B. Lane	39,049
Jackwyn L. Nemerov	3,224
John F. O’Brien	56,911
Willow B. Shire	59,865

*	Includes awards of 1,082 deferred shares for each non-employee director that are unvested as of the end of fiscal 2018 and that are scheduled to vest on the day before the 2018 Annual Meeting.

60    The TJX Companies, Inc.

PROPOSAL 2: RATIFICATION OF AUDITOR

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS AS

TJX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as our independent registered public accounting firm for the fiscal year ending February 2, 2019. PwC has been retained as TJX’s independent registered public accounting firm since 1962. We are asking shareholders to ratify PwC’s appointment. A representative of PwC is expected to attend the Annual Meeting and will have the opportunity to make a statement if they wish to do so. The representative will also be available to answer questions from the shareholders. The members of the Audit Committee and Board believe that the continued retention of PwC to serve as the company’s independent external auditor is in the best interests of the company and its shareholders.

Your Board of Directors unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3: SAY-ON-PAY

ADVISORY APPROVAL OF TJX’S EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis (CD&A), compensation tables, and narrative discussion beginning on p. 21 of this proxy statement describe our executive compensation program and the compensation of our NEOs for fiscal 2018. This year it includes a discussion of the focused shareholder engagement effort on executive compensation during fiscal 2018, a discussion of changes made by our ECC to the executive compensation program for fiscal 2019 in response to that engagement effort, as well as an overview of our fiscal 2018 program design and performance to provide context for the compensation described in the CD&A and in the tables that follow it.

The Board of Directors, as required pursuant to Section 14A of the Exchange Act, is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

RESOLVED	That the shareholders of The TJX Companies, Inc. APPROVE, on an advisory basis, the compensation paid to the company’s named executive officers (NEOs), as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis (CD&A), compensation tables, and narrative discussion.

As described in more detail in the CD&A, we believe a key component of our continued success is developing and retaining talent that can execute the fundamentals of our off-price business model throughout our complex global operations and drive our long-term strategy. To support this strategy, our overall compensation program is intended to attract and retain top talent; motivate executives to achieve our business objectives; reward performance; emphasize variable, performance-based compensation; support succession planning and effective leadership transitions; and maintain pay practices that align the interests of our Associates and shareholders.

The Board is asking shareholders to support this proposal. We encourage you to review the CD&A, including the design changes to our fiscal 2019 program that respond to the shareholder feedback we received. Although the vote we are asking you to cast is non-binding, the ECC and the Board value the views of our shareholders. The Board and ECC will consider the outcome of this vote when determining future compensation arrangements for our NEOs, as they have done every year.

Your Board of Directors unanimously recommends that you vote FOR Proposal 3 to approve,

on an advisory basis, executive compensation.

2018 Proxy Statement    61

PROPOSAL 4: SHAREHOLDER PROPOSAL

REPORT ON COMPENSATION DISPARITIES BASED ON RACE, GENDER, OR ETHNICITY

We received the following proposal from Zevin Asset Management, LLC, 11 Beacon Street, Suite 1125, Boston, Massachusetts 02108, on behalf of David Fenton, a beneficial owner of 860 shares of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

Whereas: The median income for women working full time in the U.S. is reportedly approximately 80 percent of that of their male counterparts. According to Economic Policy Institute, average hourly wages for black men are 78 percent of those of similarly situated white men. Wages for black women are 66 percent of those of comparable white men and 88 percent of those received by white women.

Women hold just over one half of retail industry positions, but women are underrepresented in higher paying retail management positions and overrepresented in low paying front line jobs. According to Demos, “retail employers pay Black and Latino full-time retail salespersons just 75 percent of the wages of their white peers.”

Stubborn pay gaps have attracted attention from national media and policymakers. Regulatory risk exists as the Paycheck Fairness Act, pending in Congress, would aim to improve company-level transparency and strengthen penalties for equal pay violations. California, Maryland, Massachusetts, and New York have passed strong equal pay legislation.

Proper attention to inclusion and equity promotes effective human capital management. According to McKinsey, companies in the top quartiles for gender and racial/ethnic diversity were more likely to have financial returns above the industry median (“Why diversity matters,” McKinsey, 2015). In a Catalyst report, racial and gender diversity were positively associated with more customers, increased sales revenue, and greater relative profits. (“Why Diversity Matters,” Catalyst, 2013).

Leading companies are addressing diversity and inclusion via pay equity. In 2014, Gap Inc released data showing wage parity between male and female workers. Amazon, Apple, Costco, Intel, and Starbucks have committed to report on gender pay gaps. Intel and Microsoft have begun publishing pay gap data covering gender and race.

TJX reports that people of color account for 56 percent of the Company’s U.S. workforce but only 32 percent of its managers. TJX has taken steps to promote diversity; however, there is no reporting on gender, race, or ethnic pay gaps.

Investors seek clarity on how TJX manages risks and opportunities related to pay equity.

Resolved: Shareholders request that TJX prepare a report (at reasonable cost, in a reasonable timeframe, and omitting proprietary and confidential information) on the Company’s policies and goals to identify and reduce inequities in compensation due to gender, race, or ethnicity within its workforce. Gender-, race-, or ethnicity -based inequities are defined as the difference, expressed as a percentage, between the earnings of each demographic group in comparable roles.

Supporting Statement: A report adequate for investors to assess strategy and performance would include: (1) an aggregated, anonymized chart of EEO-1 data identifying employees according to gender and race in the major EEOC-defined job categories, listing numbers or percentages in each category; (2) the percentage pay gap between groups (using a similar chart or square matrix); (3) discussion of policies addressing any gaps and quantitative reduction targets; and (4) the methodology used to identify pay inequities, omitting proprietary information.

62    The TJX Companies, Inc.

STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 4

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

The Board of Directors opposes this proposal because we have designed a compensation structure intended to pay our Associates competitively and equitably based on their skills, qualifications, roles, and abilities and because this proposal would not enhance our existing commitment to fostering a diverse and inclusive culture.

As a large, complex, and global business, we believe it is important to our success in the long-term that our workforce be inclusive and reflect the diversity of our customers and the communities we serve. We have broad non-discrimination policies, and we strive for diversity at all levels of our organization. We continue to work on initiatives that further embed inclusion as one of our core values, as it impacts not only our ability to recruit and retain Associates, but also reflects our team-based culture. To that end, in addition to our existing learning and training initiatives on diversity and inclusion, we recently developed additional inclusion pilot programs that are currently underway. These include an online unconscious bias training and diversity and inclusion guides for Associates, managers, and human resources.

Women and people of color are an important part of our workplace diversity and represent an increasing percentage of our leadership team. We are proud to report that, around the world, women hold approximately 65% of our managerial positions, which we define as Assistant Store Manager and above, and approximately 51% of our leadership positions, which we define as Assistant Vice President and above. Averaged over the past three years, women earned 76% of all our promotions globally. In our more senior leadership positions, over the past three years, on average, women earned 51% of the promotions into Senior Vice President roles, 40% of the promotions into Vice President roles, and 58% of the promotions into Assistant Vice President roles. In the United States, approximately 56% of all our Associates and 32% of our Associates in managerial positions are members of racially or ethnically diverse groups.

We are proud of the recognition we have received for our diversity and inclusion efforts. In 2017, we received a score of 100 on the Corporate Equality Index of the U.S.-based Human Rights Campaign, and we were listed as a top 50 employer by Equal Opportunity magazine. As discussed in further detail in our annual corporate responsibility report, which is available on our website, tjx.com, in the Responsibility section, we provide and promote inclusion-related learning and training initiatives on diversity; sponsor several Associate Resource Groups organized for networking and career development, including Women Adding Value Everyday (WAVE) and The Multicultural Coalition; and partner with organizations, including the National Council of La Raza and the National Urban League, to supplement our internal training and recruitment initiatives, among other efforts.

We believe it is imperative that we focus on attracting and retaining the best talent at all levels and in all functions, and we strive to provide compensation that is both competitive in the market and equitable across our diverse workforce. We set objective pay targets by position and conduct general periodic compensation reviews to ensure that our compensation structure is working as intended. Furthermore, our incentive plans emphasize objective, performance-based pay and team-based execution of our business goals across the company.

We remain committed to our ongoing efforts to maintain fair pay practices, promote diversity, and to foster a diverse and inclusive culture where all Associates feel welcomed, valued for their contributions, and fully engaged with our business. Given our approach to our compensation program and our multipronged diversity and inclusion efforts, we believe the requested report would not offer shareholders meaningful additional information or further our diversity, inclusion, and pay equity goals.

Your Board of Directors unanimously recommends that you vote AGAINST Proposal 4.

2018 Proxy Statement    63

PROPOSAL 5: SHAREHOLDER PROPOSAL

AMENDING TJX’S CLAWBACK POLICY

We received the following proposal from Comerica Bank & Trust, National Association, 411 W. Lafayette Boulevard, MC 3464, Detroit, Michigan 48226, in its capacity as trustee of the Trowel Trades Large Cap Equity Index Fund, a beneficial owner of at least $2,000 of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

RESOLVED: Shareholders of The TJX Companies, Inc. (the “Company”), urge the Board of Directors’ Executive Compensation Committee to amend the company’s compensation clawback policy, as applied to senior executives, to add that the Committee will review and determine whether to seek recoupment of incentive compensation paid, granted or awarded to a senior executive if, in the Committee’s judgment, certain conduct resulted in a violation of law or company policy and caused financial or reputational harm to the company, and if a senior executive either engaged in the conduct or failed in his or her responsibility to manage or monitor the conduct or risks, with the company to disclose to shareholders the circumstances of any recoupment or decision not to pursue recoupment in these situations.

“Recoupment” includes both recovery of compensation already paid and forfeiture, recapture, reduction or cancellation of amounts awarded or granted over which the company retains control. This policy should operate prospectively and be implemented so as not to violate any contract, compensation plan, law or regulation.

SUPPORTING STATEMENT: As long-term shareholders, we believe that compensation policies should promote sustainable value creation. We agree with former GE general counsel Ben Heineman Jr. that recoupment policies are “a powerful mechanism for holding senior leadership accountable to the fundamental mission of the corporation: proper risk taking balanced with proper risk management and the robust fusion of high performance with high integrity.” (http//: blogs.law.harvard.edu/corpgov/2010/08/13/ making-sense-out-of-clawbacks/)

The company’s current clawback policy allows recoupment of certain incentive pay from a corporate officer if financial results are required to be restated due to material noncompliance with any financial reporting requirement as a result of misconduct.

In our view, a recoupment policy that is limited to accounting and financial reporting noncompliance is too narrow.

We view recoupment as an important remedy for other kinds of conduct that may not lead to a restatement, but may nonetheless harm the company’s reputation and prospects, as well as its shareholders. We also believe a clawback policy should apply without regard to “materiality,” an element of the current policy.

The reason for a stronger policy is illustrated by the political and reputational risks TJX is incurring from its association with what a USA Today investigation called modem-day indentured serv[itude ]” in the Los Angeles and Long Beach port trucking industry. https://www.usatoday.com/pages/interactives/news/rigged-forced-into-debt-worked-past-exhaustion-left-with-nothing/. The report documented how truck drivers, including those moving products destined for retail stores, are pressured to violate hours of service standards, pay for their own insurance, repairs, and fuel, and to sign “lease-to-own” agreements that do not allow them to keep the truck or recover their investment if they quit or are fired. The report prompted four U.S. Senators to write to TJX asking about its knowledge of labor violations in the port trucking industry and its plans to cut ties with offending companies.

64    The TJX Companies, Inc.

STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 5

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

The Board of Directors opposes this proposal because the company has already adopted a customary recoupment policy and implemented compliance programs that adequately address senior executive conduct.

Our existing incentive compensation clawback policy, which is described above on p. 41, was adopted by our Board of Directors after a review of market practice and proposed SEC rules. The policy allows the Board (or a Committee of the Board) to seek recovery or forfeiture of incentive compensation from a current or former executive officer in the event of a material restatement of our financial results if the Board reasonably determines such officer engaged in knowing or intentional fraudulent or illegal conduct that materially contributed to the need for the restatement. Under this policy, the Board will evaluate the circumstances and may seek recoupment of the portion of such executive officer’s incentive compensation that would not have been earned had performance been measured on the basis of the restated results. The policy covers incentive compensation received by or vested in the executive officer during the three-year period leading up to the determination that the restatement was required.

Under our clawback policy, the Board has reasonable discretion to act. This helps ensure that recoupment would be in the best interests of the company and our shareholders, while avoiding the vague and imprecise standards advocated by the proposal. Public disclosure of determinations under our clawback policy would be made in compliance with SEC rules and other applicable laws and otherwise at the Board’s discretion in order to balance investors’ interest in receiving the information with applicable legal, commercial, and privacy concerns.

Our clawback policy is not the sole basis for remedies the company may have in the event of executive misconduct and does not limit the company’s ability to pursue, under the terms of our executive agreements and compensation plans, the adjustment or recovery of compensation in other circumstances. Further, we have implemented compliance policies that extend throughout our organization, such as our Associate Global Code of Conduct, as well as those that apply specifically to our executive officers, such as our Code of Ethics for TJX Executives. These policies require our executive officers to commit themselves to, among other things, acting with honesty and integrity; proactively promoting ethical behavior; and providing constituents with information that is accurate, complete, objective, relevant, timely, and understandable. We believe that the reputational risks described in the proposal are adequately managed by our current practices. Our Board of Directors is responsible for overseeing our enterprise risk management function, which includes oversight of matters that may present material risk to our reputation, among other things.

The Board believes that our current compensation structure strikes the right balance to motivate executive officers to drive long-term profitable and sustainable growth, while discouraging illegal or unethical conduct through our clawback policy and other means. Further, the proposal’s imprecise standards could undermine our ability to compete for and retain executive talent, in part because we do not believe it is consistent with prevalent peer practices. Accordingly, as we believe our current policy and practices are effective, we believe that the amendment requested by the proposal is unnecessary and would not add meaningful value to the policies and processes already in place.

Your Board of Directors unanimously recommends that you vote AGAINST Proposal 5.

2018 Proxy Statement    65

PROPOSAL 6: SHAREHOLDER PROPOSAL

SUPPLY CHAIN POLICY ON PRISON LABOR

We received the following proposal from NorthStar Asset Management, Inc. Funded Pension Plan, P.O. Box 301840, Boston, Massachusetts 02130, a beneficial owner of 819 shares of our common stock.

In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to us. The shareholder proposal is required to be voted upon at the Annual Meeting only if properly presented at the Annual Meeting.

As explained below, your Board unanimously recommends that you vote AGAINST the shareholder proposal.

Shareholder Proposal

WHEREAS: Financial and operational risks related to the sale of goods produced with prison labor, including reputational damage, litigation, and supply chain disruption, can adversely affect shareholder value;

Our company’s Vendor Code of Conduct appears to prohibit forced prison labor: “Our vendors must not use involuntary or forced labor, whether in the form of prison labor, indentured labor, bonded labor, labor acquired through slavery or human trafficking, or otherwise”;

However, prison labor in the United States and other countries where TJX goods are sourced can be both forced and voluntary. Although slavery and involuntary servitude were abolished by the 13th Amendment, an exception was made for “punishment for crime”;

Some U.S. prisoners are paid $0.23-$1.15 per hour, however in the U.S. and worldwide many inmates are often forced to work for no compensation, in unsafe or unhealthy conditions;

Companies enjoy low overhead costs when inmates make consumer products on their behalf, including furniture, clothing, food products, and packaging materials;

Watchdogs assert that prison labor is often deployed in an inhumane manner, failing to balance company cost savings with prisoner mistreatment. These issues can undermine a retailer’s reputation. In 2015, Whole Foods experienced significant backlash when customers learned that prisoner-made products were sold in stores;

Our Company has a factory auditing program which appears to only apply to factories manufacturing products that TJX designs, and it is unclear whether the Company also surveys for voluntary prison labor or verifies the absence of all forms of prison labor in the entire vendor supply chain;

Careful review of our supply chain for voluntary and involuntary prison labor would help ensure that TJX suppliers are consistent with Company policies and minimize risks to TJX’s reputation and shareholder value.

RESOLVED: Shareholders of TJX urge the Board of Directors to adopt a policy committing the Company to: a) Survey all suppliers to identify sources of prison labor in the Company’s supply chain; b) Develop and apply additional criteria or guidelines for suppliers regarding the use of prison labor; and c) Report to shareholders no later than June 30, 2019, at reasonable cost and omitting proprietary information, on TJX’s progress in implementing the policy.

SUPPORTING STATEMENT: The Proponent recommends that the company’s progress report include:

•	Summary of results of the supplier survey, including actual and/or potential sources of prison labor identified, and in particular any use of:

a) Suppliers using prison labor with compulsory, uncompensated, or severely undercompensated work programs,

b) Suppliers using prison labor from privately-run prisons;

66    The TJX Companies, Inc.

•	Summary of new criteria and guidelines for the use of prison labor;

•	Methodologies to be used to track, audit, and measure supplier performance;

•	Nature and extent of consultation with relevant stakeholders in connection with the policy development and implementation.

Examples for possible guidelines or criteria could include: consideration of a minimum wage and/or overtime pay for inmate laborers, safety/health conditions, supplier-provided job-matching programs for inmates upon release.

STATEMENT OF THE BOARD OF DIRECTORS IN RESPONSE TO PROPOSAL 6

The Board of Directors unanimously recommends a vote AGAINST this Shareholder Proposal.

The Board of Directors opposes this proposal because it believes the adoption of the requested policy and report is an inefficient use of company resources that would not result in useful information to shareholders.

We prohibit all of our vendors from using prison labor when manufacturing products that we sell in our stores. Our Vendor Code of Conduct, which embraces internationally recognized principles designed to protect the interests of the workers who manufacture products for sale in our stores, prohibits our vendors from using “voluntary or involuntary prison labor…or any forms of involuntary or forced labor.” The Vendor Code of Conduct applies to all of our vendors as well as all subcontractors and any other third parties our vendors may use in the production or distribution of goods offered for sale in our stores. It applies even if a vendor applies its own code of conduct, monitoring, or ethical sourcing guidelines.

A vendor’s violation of our Vendor Code of Conduct may result in corrective action, our cancellation of purchase order(s), and/or termination of our business relationship with the vendor. Moreover, there are several issues that we consider ‘zero-tolerance’ issues, including the use of prison labor in the manufacturing of products for sale in our stores. Our policy is to terminate immediately our relationship with a factory where prison labor is found.

Our Vendor Code of Conduct has historically required that vendors not use prison labor in any form. Nevertheless, upon receipt of this proposal, we amended our Vendor Code of Conduct to make more explicit our position. We immediately posted the amended Vendor Code of Conduct to our publicly-available website and to our vendor intranet site, which centralizes our communications of our business standards and requirements to our vendors. We also updated our Global Social Compliance Manual, which is distributed to our vendors and buying agents. Our long-running social compliance trainings with our buying agents, vendors, and factory management that cover many topics, including our policy prohibiting the use of any prison labor, continue.

We believe the actions we have taken to prohibit the use of prison labor in the manufacture of products that we sell in our stores are sufficient and that the shareholder’s request that we survey each of our over 20,000 vendors around the globe regarding this practice would be costly, time-consuming, unnecessary, and impracticable in light of our existing policies, practices, and sourcing model. Accordingly, we do not believe that the requested policy and report is an effective or prudent use of corporate resources that would serve the best interest of our shareholders.

Your Board of Directors unanimously recommends that you vote AGAINST Proposal 6.

2018 Proxy Statement    67

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of February 3, 2018 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders	29,187,510	$55.03	26,557,537
Equity compensation plans not approved by security holders	—	—	—
Total	29,187,510	$55.03	26,557,537

We use one equity compensation plan, the Stock Incentive Plan (or SIP). The number of securities available for issuance under the SIP was most recently approved by shareholders in 2013. Securities reported in column (a) include outstanding options and restricted stock unit awards as well as outstanding deferred stock awards where the underlying shares have not been issued. The weighted-average exercise price in column (b) takes into account option awards but not the 1,557,703 shares subject to other awards.

For additional information concerning our equity compensation plan see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2018.

68    The TJX Companies, Inc.

VOTING REQUIREMENTS AND PRACTICES

VOTING REQUIREMENTS

Quorum: A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

Election of directors: A nominee receiving a majority of the votes properly cast at the meeting for the nominee’s election (meaning he or she receives more votes cast ‘for’ than cast ‘against’) will be elected director. As described above in Majority Voting in the Board Service at TJX section, we require any incumbent director standing for election to provide an irrevocable contingent resignation to be considered by the Board if the director receives a greater number of votes ‘against’ his or her election than votes ‘for’ such election. You may vote ‘for’ or ‘against’ each of the nominees for director in Proposal 1 or abstain from voting for one or more nominees for director.

Other proposals: All other proposals require the approval of a majority of the votes properly cast at the meeting (meaning the proposal is approved if there are more votes properly cast ‘for’ than cast ‘against’). You may vote ‘for’ or ‘against’ one or more of the other proposals. You may also abstain from voting on any of the proposals.

VOTING YOUR SHARES

If you owned TJX common stock at the close of business on April 9, 2018, our record date, you are entitled to vote at the meeting. Each of the 626,927,947 shares of common stock outstanding on the record date is entitled to one vote. There are multiple ways to vote your shares.

•	If you are a shareholder of record (meaning you hold TJX shares registered in your name) please follow the instructions on the enclosed proxy card to indicate how you would like your shares voted. You may vote online or by telephone (using the toll-free telephone number provided) or sign and return the proxy card by mail.

•	If you are a street name holder, sometimes referred to as a beneficial holder, (meaning you own TJX shares through a bank, broker, or other third party), please refer to the voting instruction card or other enclosures provided by that third party with this proxy statement to see how and when to provide voting directions for your shares. (Online or telephone voting may be permitted.)

•	Both shareholders of record and street name holders may vote in person at the meeting. If you are a shareholder of record, you may vote in person at the meeting with proper documentation that demonstrates you were a TJX shareholder at the close of business on April 9, 2018 or hold a valid proxy for the annual meeting from such a shareholder. If you are a street name holder, you will need to bring proof of your beneficial ownership as of April 9, 2018, such as a brokerage account statement showing your ownership on that date or similar evidence of ownership.

If you vote your shares by mail, telephone, or online, your shares will be voted in accordance with your directions.

If you are a record holder and vote your proxy for the 2018 Annual Meeting by mail, telephone, or online, but do not indicate specific choices for some or all proposals as part of that process, your shares will be voted as follows:

•	FOR the election of the director nominees (Proposal 1),

•	FOR the ratification of the appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2019 (Proposal 2),

•	FOR the advisory approval of TJX’s executive compensation (the say-on-pay vote) (Proposal 3), and

•	AGAINST each of the shareholder proposals (Proposal 4 through Proposal 6).

The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any director nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees.

2018 Proxy Statement    69

However, if you are a street name holder, note that banks, brokers, and other third parties are not permitted to vote your shares on any matter other than the ratification of the appointment of the independent registered public accounting firm (Proposal 2) without instruction from you. If your shares are held in the name of a bank, broker, or other third party and you do not instruct the bank, broker, or other third party on how to vote your shares with respect to the election of the director nominees (Proposal 1), or any of Proposals 3 through 6, or if you abstain from voting on any matter, your shares will not be counted as having been voted on that matter. Your shares will therefore have no effect on the outcome of the vote, but will be counted as in attendance at the meeting for purposes of a quorum.

CHANGING OR REVOKING YOUR PROXY

If you are a shareholder of record, you may change or revoke your proxy at any time before it is voted at the Annual Meeting by voting later online or by telephone, returning a later-dated proxy card by mail, or delivering a written revocation to the Secretary of TJX at our corporate offices at:

Corporate Secretary

c/o Legal Department

The TJX Companies, Inc.

770 Cochituate Road

Framingham, Massachusetts 01701

If you are a street name holder, you should refer to the voting instruction card provided with this proxy statement or contact your broker, bank, or other third party holder of record for instructions on how to change or revoke your vote. You also should have a choice of methods to change or revoke your voting instructions before the meeting.

PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

PROPOSALS TO BE INCLUDED IN NEXT YEAR’S PROXY STATEMENT

A shareholder who intends to present a proposal for business other than director nominations at the 2019 Annual Meeting of Shareholders and who wishes the proposal to be included in our proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing to us so that we receive it no later than December 27, 2018 and must otherwise comply with SEC rules in order to be eligible for inclusion in our proxy materials for that meeting.

A shareholder who wishes to nominate a director at the 2019 Annual Meeting of Shareholders and who wishes the nomination to be included in our proxy materials for that meeting must notify us in writing no earlier than November 27, 2018 and no later than December 27, 2018. The notice must be given in the manner and must include the information and representations required by our by-laws. Our by-laws, which are available on our website, tjx.com, describe the requirements for nominating directors at the annual meeting.

70    The TJX Companies, Inc.

PROPOSALS NOT TO BE INCLUDED IN NEXT YEAR’S PROXY STATEMENT

A shareholder who intends to present a proposal for business at the 2019 Annual Meeting of Shareholders but who does not wish the proposal to be included in our proxy materials for that meeting must provide written notice of the proposal to us no earlier than February 5, 2019 and no later than March 7, 2019. Notices must be given in the manner and must include the information and representations required by our by-laws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements of our by-laws. A shareholder who wishes to nominate a director at the 2019 Annual Meeting of Shareholders but who does not wish the nomination to be included in our proxy materials for that meeting must notify us in writing no earlier than February 5, 2019 and no later than March 7, 2019.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment or postponement, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. We have retained Morrow Sodali LLC to assist in soliciting proxies by mail, telephone, and personal interview for a fee of $11,500, plus expenses. Our officers and other Associates may also assist in soliciting proxies in those manners.

2018 Proxy Statement    71

APPENDIX A

DEFINITIONS

We define comparable store sales (comp sales) to be sales of stores that have been in operation for all or a portion of two consecutive fiscal years, or in other words, stores that are starting their third fiscal year of operation. We calculate comp sales on a 52-week basis by comparing the current and prior year weekly periods that are most closely aligned. Relocated stores and stores that have changed in size are generally classified in the same way as the original store, and we believe that the impact of these stores on the consolidated comp percentage is immaterial. Sales excluded from comp sales consists of: new stores (stores that have not yet met the comp sales criteria); stores that are closed permanently or for an extended period of time; and sales from our e-commerce businesses, meaning Sierra Trading Post (including stores), tjmaxx.com and tkmaxx.com. We determine which stores are included in the comp sales calculation at the beginning of a fiscal year and the classification remains constant throughout that year unless a store is closed permanently or for an extended period during that fiscal year. Comp sales of our foreign segments are calculated by translating the current year’s comp sales of our foreign segments at the same exchange rates used in the prior year. This removes the effect of changes in currency exchange rates, which we believe is a more accurate measure of segment operating performance. The method for calculating comp sales varies across the retail industry, therefore our measure of comp sales may not be comparable to other retail companies.

We define customer traffic to be the number of transactions in stores included in the comp sales calculation.

The way we define these financial measures may not be comparable to similarly titled measures used by other entities.

NOTES ON CHARTS

Annual Sales Growth, p. 30. Peer group averages are based on sales reported for the comparable period to TJX’s fiscal year-end. TJX’s fiscal 2018 revenue is reported on a 53-week basis. Peer group data is on a reported basis and may include 52-week figures. Nike and Starbucks figures are based on the last four quarters reported; Procter Gamble figures are excluded because it experienced a corporate event that resulted in restated financial statement. TJX’s adjusted growth for fiscal 2018 on a 52-week basis is 6.3%, with an estimated impact of approximately 170 basis points from the 53rd week.

Earnings Per Share, p. 30. For the EPS and Adjusted EPS chart on p. 30, see below for reconciliations of TJX adjusted EPS to GAAP EPS.

RECONCILIATIONS

Earnings Per Share. Adjusted earnings per share (EPS) of TJX excludes from diluted EPS from continuing operations computed in accordance with U.S. generally accepted accounting principles (GAAP) the following positive and negative effects of items that affect comparability between periods. Several of the peer group members also report adjusted EPS, which were used in calculating the five-year adjusted EPS growth rate for our fiscal 2018 peer group. Peers might not calculate adjusted EPS in the same way we do. Adjusted EPS for our peers includes GAAP EPS for years in which no adjusted EPS was reported.

For TJX EPS:

Fiscal 2012 adjusted EPS of $1.99 excludes the negative impact of $0.06 per share from the A.J. Wright consolidation from GAAP EPS of $1.93.

Fiscal 2013 adjusted EPS of $2.47 excludes an estimated $0.08 per share benefit from the 53rd week from GAAP EPS of $2.55.

Fiscal 2014 adjusted EPS of $2.83 excludes an $0.11 per share tax benefit from GAAP EPS of $2.94.

Fiscal 2015 adjusted EPS of $3.16 excludes the negative impact of a second quarter debt extinguishment charge of $0.01 per share on GAAP EPS of $3.15.

Fiscal 2017 adjusted EPS of $3.53 excludes the negative impact of $0.07 from a third quarter debt extinguishment charge and a pension settlement charge from GAAP EPS of $3.46.

Fiscal 2018 adjusted EPS of $3.85 excludes $0.17 from benefits related to the 2017 Tax Cuts and Jobs Act, offset by charges from a special, discretionary bonus to eligible, non-bonus plan Associates; incremental contributions to TJX’s defined contribution retirement plans; and contributions to TJX’s charitable foundations; an estimated $0.11 benefit from the 53rd week; and a $0.10 impairment charge related to Sierra Trading Post from GAAP EPS of $4.04.

Mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies for record holders submitted online or by telephone must be received by 1:00 a.m., Eastern Daylight Time, on June 5, 2018. See reverse for more information.

Vote Online
• Go to www.envisionreports.com/TJX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED ONLINE OR VIA TELEPHONE, PLEASE VOTE, DATE, AND SIGN ON THE REVERSE SIDE OF THIS CARD,▼

FOLD ALONG THE PERFORATION, AND DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Management Proposals

The Board recommends a vote FOR each of the nominees:												+
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Zein Abdalla	☐	☐	☐	02 - Alan M. Bennett	☐	☐	☐	03 - David T. Ching	☐	☐	☐

04 - Ernie Herrman	☐	☐	☐	05 - Michael F. Hines	☐	☐	☐	06 - Amy B. Lane	☐	☐	☐

07 - Carol Meyrowitz	☐	☐	☐	08 - Jackwyn L. Nemerov	☐	☐	☐	09 - John F. O’Brien	☐	☐	☐

10 - Willow B. Shire	☐	☐	☐

The Board recommends a vote FOR Proposals 2 and 3:

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of appointment of PricewaterhouseCoopers as TJX’s independent registered public accounting firm for fiscal 2019	☐	☐	☐	3.	Advisory approval of TJX’s executive compensation (the say-on-pay vote)	☐	☐	☐

B	Shareholder Proposals

The Board recommends a vote AGAINST Proposals 4, 5, and 6:

		For	Against	Abstain			For	Against	Abstain
4.	Shareholder proposal for a report on compensation disparities based on race, gender, or ethnicity	☐	☐	☐	5.	Shareholder proposal for amending TJX’s clawback policy	☐	☐	☐

6.	Shareholder proposal for a supply chain policy on prison labor	☐	☐	☐

The TJX Companies, Inc.

2018 Annual Meeting of Shareholders

Tuesday, June 5, 2018, 9:00 a.m. (local time)

Hilton Garden Inn Montreal Centre-Ville

380 Sherbrooke St. West,

Montreal, Quebec, H3A 0B1, Canada

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. You can view the Annual Report and Proxy Statement online at: www.envisionreports.com/TJX

Your vote is important. Please vote online, by telephone, or by mail.

▼ IF YOU HAVE NOT VOTED ONLINE OR VIA TELEPHONE, PLEASE VOTE, DATE, AND SIGN BELOW, ▼

FOLD ALONG THE PERFORATION, AND DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

– – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – –

Proxy — THE TJX COMPANIES, INC.	+

2018 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting - June 5, 2018

Ernie Herrman, Scott Goldenberg, and Alicia C. Kelly, or any of them, each with the full power of substitution, are hereby authorized as Proxies to represent and vote the shares of the undersigned with respect to all of the matters indicated on the reverse side of this card and any other matters which may properly come before the Annual Meeting, with all the powers which the undersigned would possess if personally present, at the 2018 Annual Meeting of Shareholders of The TJX Companies, Inc. to be held at the Hilton Garden Inn Montreal Centre-Ville, 380 Sherbrooke St. West, Montreal, Quebec, H3A 0B1, Canada on Tuesday, June 5, 2018 at 9:00 a.m. (local time) and at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the Proxies subject to the directions indicated by the shareholder on the reverse side of this card. If no directions are indicated, the Proxies will have authority to vote FOR each nominee; FOR Proposals 2 and 3; and AGAINST Proposals 4, 5, and 6. In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title to indicate the capacity in which you are signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

D	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

∎	IF VOTING BY MAIL, PLEASE COMPLETE BOTH SIDES OF THIS CARD.	+